                                                                   EXHIBIT 10.42

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                            ASSET PURCHASE AGREEMENT


                                 by and between


                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

                                       and

                        ERC LIFE REINSURANCE CORPORATION


                            Dated as of May 19, 1999

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
                              TABLE OF CONTENTS

                                                                                      Page
                                                                                      ----

ARTICLE I      DEFINITIONS..............................................................2
        1.01.  Definitions..............................................................2
               -----------

ARTICLE II     TRANSFER AND ACQUISITION OF ASSETS......................................11
        2.01.  Transfer and Acquisition................................................11
               ------------------------
        2.02.  Net Payment; Adjustments................................................12
               ------------------------
        2.03.  Place and Date of Closing...............................................15
               -------------------------
        2.04.  Transactions to be Effected at the Closing..............................15
               ------------------------------------------

ARTICLE III    REPRESENTATIONS AND WARRANTIES OF SELLER................................16
        3.01.  Organization, Standing and Authority....................................16
               ------------------------------------
        3.02.  Authorization...........................................................16
               -------------
        3.03.  No Conflict or Violation, etc. .........................................17
               ------------------------------
        3.04.  Financial Information...................................................18
               ---------------------
        3.05.  Reserves ...............................................................18
               --------
        3.06.  Absence of Certain Changes..............................................19
               --------------------------
        3.07.  Contracts...............................................................19
               ---------
        3.08.  Title to Assets.........................................................20
               ---------------
        3.09.  Litigation; Orders......................................................20
               ------------------
        3.10.  Compliance with Laws ...................................................20
               --------------------
        3.11.  Employee Matters........................................................20
               ----------------
        3.12.  Brokers ................................................................21
               -------
        3.13.  Tax Matters.............................................................21
               -----------
        3.14.  Licenses and Franchises.................................................21
               -----------------------
        3.15.  Security ...............................................................22
               --------
        3.16.  PLARNY..................................................................22
               ------
        3.17.  Affiliate Retrocession..................................................22
               ----------------------
        3.18.  Treaty Compliance.......................................................22
               -----------------
        3.19.  System Recognition of Change of Date ...................................22
               ------------------------------------
        3.20.  Threats of Cancellation or Downgrading .................................22
               --------------------------------------

ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF PURCHASER.............................22
        4.01.  Organization, Standing and Authority....................................23
               ------------------------------------
        4.02.  Authorization ..........................................................23
               -------------
        4.03.  No Conflict or Violation, etc...........................................23
               ------------------------------
        4.04.  Purchaser Financial Statements .........................................24
               ------------------------------
        4.05.  Absence of Certain Changes .............................................24
               --------------------------
        4.06.  Litigation; Orders......................................................25
               ------------------
        4.07.  Compliance with Laws ...................................................25
               --------------------
        4.08.  Brokers.................................................................25
               -------
        4.09.  Ratings. ...............................................................25
               -------
        4.10.  Licenses and Franchises.................................................25
               -----------------------
        4.11.  Risk Based Capital......................................................26
               ------------------
        4.12.  System Recognition of Change of Date ...................................26
               ------------------------------------

ARTICLE V      COVENANTS...............................................................26
        5.01.  Conduct of Business ....................................................26
               -------------------
        5.02.  Access to Information; Confidentiality..................................27
               --------------------------------------
        5.03.  Reasonable Best Efforts ................................................28
               -----------------------
        5.04.  Consents, Approvals and Filings ........................................28
               -------------------------------
        5.05.  Notification............................................................29
               ------------
        5.06.  Further Assurances......................................................29
               ------------------
        5.07.  Expenses ...............................................................29
               --------
        5.08.  Employees and Employee Benefits of PHL .................................29
               --------------------------------------

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        5.09.  Updating Schedules......................................................31
               ------------------
        5.10.  Resources...............................................................32
               ---------
        5.11.  Exclusivity.............................................................32
               -----------

ARTICLE VI     CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PURCHASER ...................32
        6.01.  Representations and Covenants...........................................32
               -----------------------------
        6.02.  Other Agreements........................................................33
               ----------------
        6.03.  Governmental and Regulatory Consents and Approvals......................33
               --------------------------------------------------
        6.04.  Third Party Consents ...................................................33
               --------------------
        6.05.  No Litigation, Injunctions or Restraints............................... 33
               ----------------------------------------
        6.06.  Opinion of Counsel to PHL ..............................................34
               -------------------------

ARTICLE VII    CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER ......................34
        7.01.  Representations and Covenants...........................................34
               -----------------------------
        7.02.  Other Agreements .......................................................34
               ----------------
        7.03.  Governmental and Regulatory Consents and Approvals.......................34
               -------------------------------------------------
        7.04.  Third Party Consents ...................................................35
               --------------------
        7.05.  No Litigation, Injunctions or Restraints................................35
               ----------------------------------------
        7.06.  Opinion of Counsel to Purchaser.........................................35
               -------------------------------

ARTICLE VIII   FURTHER AGREEMENTS......................................................35
        8.01.  Access to Books and Records  ...........................................35
               ---------------------------
        8.02.  Cooperation.............................................................36
               -----------
        8.03.  Memorandum; Disclaimer of Projections...................................36
               -------------------------------------
        8.04.  Use of Names............................................................36
               ------------
        8.05.  Tax Treatment...........................................................38
               -------------
        8.06.  Allocation of Consideration.............................................38
               ---------------------------
        8.07.  Seller's Non-Compete ...................................................38
               --------------------
        8.08.  Non-Solicitation Covenant...............................................39
               -------------------------
        8.09.  Verification of Cash Equivalents........................................39
               --------------------------------
        8.10.  Portfolio Transfer......................................................39
               ------------------

ARTICLE IX     SURVIVAL OF REPRESENTATIONS AND WARRANTIES .............................40
        9.01.  Survival of Representations and Warranties .............................40
               ------------------------------------------

ARTICLE X      INDEMNIFICATION ........................................................40
        10.01. Obligation to Indemnify.................................................40
               -----------------------
        10.02. Indemnification Procedures..............................................41
               --------------------------

ARTICLE XI     TERMINATION PRIOR TO CLOSING ...........................................43
        11.01. Termination of Agreement................................................43
               ------------------------
        11.02. Survival................................................................43
               --------

ARTICLE XII    CERTAIN CONTRACTUAL LIMITATIONS.........................................43
        12.01. Reinsurance and Retrocessions...........................................43
               -----------------------------

ARTICLE XIII   GENERAL PROVISIONS......................................................44
        13.01. Publicity...............................................................44
               ---------
        13.02. Dollar References.......................................................44
               -----------------
        13.03. Notices.................................................................44
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

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        13.04. Entire Agreement........................................................45
               ----------------
        13.05. Waivers and Amendments; Non-Contractual Remedies;
               --------------------------------------------------
               Preservation of Remedies................................................45
               ------------------------
        13.06. Governing Law ..........................................................45
               -------------
        13.07. Binding Effect; Assignment..............................................46
               --------------------------
        13.08. Interpretation..........................................................46
               --------------
        13.09. No Third Party Beneficiaries ...........................................46
               ----------------------------
        13.10. Counterparts............................................................46
               ------------
        13.11. Exhibits and Schedules..................................................47
               ----------------------
        13.12. Headings................................................................47
               --------

                                    EXHIBITS


Exhibit A-1   -     Form of Assumption and Indemnity Retrocession
                    Agreement between PHL and Purchaser

Exhibit A-2   -     Form of Assumption and Indemnity Retrocession
                    Agreement between APLAR and Purchaser

Exhibit B     -     Form of Bill of Sale and General Assignment

Exhibit C     -     Form of Assumption Agreement

Exhibit D-1   -     Form of Opinion of Seller's Inside Counsel

Exhibit D-2   -     Form of Opinion of Seller's Outside Counsel

Exhibit E-1   -     Form of Opinion of Purchaser's Inside Counsel

Exhibit E-2   -     Form of Opinion of Purchaser's Outside Counsel

                                    SCHEDULES


Schedule 1.01(a)      -  Assigned and Assumed Contracts
Schedule 1.01(b)      -  Intangible Assets
Schedule 1.01(c)      -  Tangible Assets
Schedule 1.01(d)(i)   -  Seller's Knowledge
Schedule 1.01(d)(ii)  -  Purchaser's Knowledge
Schedule 1.01(e)      -  Excluded Reinsurance Contracts
Schedule 1.01(f)      -  Certain Excluded Insurance and Reinsurance Liabilities
Schedule 1.01(g)      -  Description of INA Claim Settlement
Schedule 2.02         -  Estimated Business Statement of Assets and Liabilities
Schedule 3.03(a)      -  Necessary Consents
Schedule 3.03(b)      -  Necessary Third Party Consents
Schedule 3.04         -  Financial Information
Schedule 3.06         -  Absence of Certain Changes
Schedule 3.07(a)      -  Contracts
Schedule 3.07(b)      -  Material Contracts
Schedule 3.07(c)      -  Experience Refund/Extraordinary Allowances
Schedule 3.08(a)      -  Liens - Tangible Assets
Schedule 3.09         -  Litigation; Orders
Schedule 3.10         -  Compliance with Laws
Schedule 3.11         -  PHL Employee Matters
Schedule 3.14         -  Licenses and Franchises
Schedule 3.20         -  Terminations
Schedule 4.03         -  Necessary Consents, etc.
Schedule 4.05         -  Absence of Certain Changes
Schedule 4.06         -  Litigation; Orders
Schedule 4.07         -  Compliance with Laws
Schedule 4.10         -  Licenses and Franchises
Schedule 5.08(a)      -  Other Employees
Schedule 5.08(c)      -  Employee Severance Policy
Schedule 8.04         -  Use of Names
Schedule 8.10         -  LTD Pools

                            ASSET PURCHASE AGREEMENT

               This ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of May 19, 1999, is entered into by and between Phoenix Home Life Mutual Insurance Company, a New York domiciled mutual insurance company ("PHL or "Seller") and ERC Life Reinsurance Corporation, a Missouri domiciled stock life company ("ERC Life" or "Purchaser").

                              W I T N E S S E T H:

               WHEREAS, PHL and its subsidiaries, American Phoenix Life and Reassurance Company, a Connecticut domiciled stock insurance company ("APLAR"), and APLAR Services Limited, a corporation organized under the laws of the United Kingdom ("APLAR Services," and together with APLAR, the "Subsidiaries"), conduct an individual life and group life and health reinsurance business (which includes some direct group health contracts);

               WHEREAS, upon the terms and subject to the conditions of this Agreement, (i) PHL desires to sell, and Purchaser desires to acquire, certain of the assets associated with such reinsurance business, and in connection therewith Purchaser is willing to assume certain liabilities and (ii) PHL, APLAR, Purchaser, and its affiliate, Employers Reassurance Corporation, a Kansas domiciled stock insurance company ("ERAC"), desire to enter into certain reinsurance arrangements, pursuant to which Purchaser and ERAC will reinsure certain liabilities related to such reinsurance business; and

               WHEREAS, in order to effectuate the foregoing, it is contemplated that, upon the terms and subject to the conditions of this Agreement: (i) PHL, APLAR, ERC Life and ERAC will enter into the Assumption and Indemnity Retrocession Agreements and the Indemnity Reinsurance Agreements providing, among other things, for the indemnity reinsurance as of the Closing Date of the Insurance Liabilities and Reinsurance Liabilities, pending assumption of certain of the Reinsurance Contracts by Purchaser on a novation basis (all capitalized terms used in these recitals and not otherwise defined having the respective meanings assigned to them in Section 1.01 below); (ii) PHL, APLAR, ERC Life and ERAC will enter into the Reinsurance Administration Agreements, providing for Purchaser's provision of certain administrative services on behalf of PHL and APLAR with respect to the Insurance Contracts and Reinsurance Contracts following the Closing Date; (iii) PHL and Purchaser will enter into the Transition Services Agreement, providing, among other things, for PHL's provision to Purchaser of certain administrative and computer services for a transition period following the Closing Date; (iv) PHL will execute and deliver to Purchaser the Bill of Sale and General Assignment, providing for the transfer to Purchaser of certain assets relating to the Business; (v) Purchaser will execute and deliver to PHL the Assumption Agreement, providing for the assumption by Purchaser of certain liabilities and obligations relating to the Business; and (vi) PHL and Purchaser will execute and deliver such other agreements, instruments and documents as are described herein.

               NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

               Section 1.01. Definitions. The following terms shall have the respective meanings set forth below throughout this Agreement:

               "Accounting Principles" means the statutory accounting practices prescribed or permitted by the insurance regulatory authority in the applicable state, modified as described in SCHEDULE 3.04.

               "Affiliate" means, with respect to any person, at the time in question, any other person controlling, controlled by or under common control with such person.

               "Affiliated Group" shall have the meaning specified in Section 1504(a) of the Code (without regard to Section 1504(b) of the Code).

               "Ancillary Agreements" means the Assumption and Indemnity Retrocession Agreements, the Indemnity Reinsurance Agreements, the Reinsurance Administration Agreements, the Transition Services Agreement, the Trust Agreements, the Assumption Agreement and the Transfer Documents.

               "Antitrust Division" shall have the meaning set forth in Section 5.04(b) hereof.

               "Assigned and Assumed Contracts" means those contracts and other agreements to which PHL or any of its Affiliates is a party and which are listed on SCHEDULE 1.01(a).

               "Assumption Agreement" means an Assumption Agreement substantially in the form of EXHIBIT C.

               "Assumption and Indemnity Retrocession Agreements" means, collectively, (i) one or more Assumption and Indemnity Retrocession Agreements between PHL and ERC Life or ERAC each substantially in the form of EXHIBIT A-1 hereto, and (ii) one or more Assumption and

Indemnity Retrocession Agreements between APLAR and ERC Life or ERAC, each substantially in the form of EXHIBIT A-2 hereto.

               "Bill of Sale and General Assignment" means a Bill of Sale and General Assignment substantially in the form of EXHIBIT B hereto.

               "Books and Records" means the originals or copies of all customer lists, policy information, reinsurance contract forms, claim records, sales records, underwriting records, financial records, personnel records related to Transferred Employees and compliance records in the possession or control of PHL or any of its Affiliates and relating primarily to the operation of the Business, including, without limitation, internal audit reports and work papers and any database or other form of recorded, computer generated or stored information or process, but excluding any such records that relate to any Excluded Liabilities; provided that, Purchaser shall cooperate with PHL to the extent reasonably necessary to protect the privileged status of any such records that are subject to the attorney-client or other privilege.

               "Business" means the individual life and group life and health reinsurance and retrocession business operations conducted by PHL and APLAR including certain direct group health business issued by PHL's reinsurance division and by APLAR; provided, that the "Business" shall not include any of the Excluded Reinsurance Contracts or Excluded Insurance Contracts.

               "Business Day" means any day other than a Saturday, Sunday, a day on which banking institutions in the State of New York are permitted or obligated by law to be closed or a day on which the New York Stock Exchange is closed for trading.

               "Business Employees" shall have the meaning set forth in Section 5.08(a) hereof.

               "Cash Equivalents" means, as of any particular date, money market funds, marketable obligations issued or guaranteed by the United States Government, certificates of deposit, bankers' acceptances and other similar liquid investments, in each case with a maturity date of not more than 90 days from the date on which any such instrument is transferred pursuant to the terms of this Agreement, the market value of which as of such date will be counted as equivalent to cash for purposes of satisfying the aggregate amount of cash and Cash Equivalents required to be transferred hereunder on such date.

               "Cause" shall have the meaning set forth in Section 5.08(c) hereof.

               "Ceding Commission" shall mean $130,250,000.00.

               "Closing" means the closing of the transactions contemplated by this Agreement.

               "Closing Date" means the first Business Day of the month following the satisfaction or waiver of the conditions set forth in Sections 6.03, 6.04, 6.05, 7.03, 7.04 and 7.05 of this Agreement.

               "COBRA" shall have the meaning set forth in Section 5.08(d) hereof.

               "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time.

               "Confidentiality Agreement" shall have the meaning set forth in
Section 5.02 hereof.

               "December 31, 1998 Business Statement of Assets and Liabilities" shall have the meaning set forth in Section 3.04 hereof.

               "Estimated Business Statement of Assets and Liabilities" means the unaudited balance sheet for the Business as of the Closing Date, prepared in accordance with the Accounting Principles, consistently applied, containing the information set forth in SCHEDULE 2.02 hereto.

               "Excluded Insurance Contracts" means the insurance contracts described on SCHEDULE 1.01(e).

               "Excluded Insurance Liabilities" means all liabilities and obligations arising under or in connection with the Excluded Insurance Contracts and with respect to certain contract periods under those other contracts described on SCHEDULE 1.01(f), including, without limitation, (i) the gross amount of all liability for losses and loss adjustment expenses before any deduction for reinsurance ceded, (ii) all amounts payable for returns or refunds of premiums under the Insurance Contracts, including reserves for unearned premiums, (iii) all liability for commission payments and other fees or compensation payable with respect to the Insurance Contracts to or for the benefit of MGU's, intermediaries, brokers and service providers, (iv) all liabilities for retrospective payments or adjustments under agreements of reinsurance, (v) all PHL Extra Contractual Obligations, (vi) premium taxes due in respect of premiums paid and (vii) all guaranty fund assessments and similar charges which are required to be paid under or in respect of the Excluded Insurance Contracts.

               "Excluded Liability" means any liability or obligation arising in connection with the Business or the transactions contemplated hereby that does not constitute a Transferred Liability, including without limitation PHL Extra Contractual Obligations.

               "Excluded Reinsurance Contracts" means the reinsurance contracts described on SCHEDULE 1.01(e).

               "Excluded Reinsurance Liabilities" means all liabilities and obligations arising under or in connection with the Excluded Reinsurance Contracts and with respect to certain contract periods under those other contracts described on SCHEDULE 1.01(f) including, without limitation (i) the gross amount of all liability for losses and loss adjustment expenses before any deduction for reinsurance ceded, (ii) all amounts payable for returns or refunds of premiums under the Excluded Reinsurance Contracts, including reserves for unearned premiums, (iii) all liability for commission payments and other fees or compensation payable with respect to the Excluded Reinsurance Contracts to or for the benefit of MGU's intermediaries, brokers and service providers, (iv) all liabilities for retrospective payments or adjustments under agreements of reinsurance or retrocession, (v) all PHL Extra Contractual Obligations, (vi) premium taxes due in respect of premiums paid; (vii) all guaranty fund assessments and similar charges which are required to be paid under or in respect of the Excluded Reinsurance Contracts; and (viii) the INA Claim Settlement.

               "Final Business Statement of Assets and Liabilities" shall have the meaning set forth in Section 2.02(b) hereof.

               "Final Statement of Individual Life Losses" shall have the meaning set forth in Section 2.02(d) hereof.

               "FTC" shall have the meaning set forth in Section 5.04(b) hereof.

               "Governmental Entity" shall have the meaning set forth in Section
3.03 hereof.

               "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

               "INA Claim Settlement" means the settlement relating to certain litigation described on SCHEDULE 1.01(g).

               "Indemnified Party" shall have the meaning set forth in Section 10.02(a) hereof.

               "Indemnifying Party" shall have the meaning set forth in Section 10.02(a) hereof.

               "Indemnity Reinsurance Agreements" means, collectively, one or more Indemnity Reinsurance Agreements between PHL or APLAR and Purchaser, providing for the reinsurance of certain of the Insurance Liabilities and Reinsurance Liabilities by Purchaser on a coinsurance basis each in a form to be mutually agreed to by the parties hereto.

               "Individual Life IBNR" shall have the meaning set forth in
Section 2.02(b) hereof.

               "Individual Life Losses" shall have the meaning set forth in
Section 2.02(d) hereof.

               "Insurance Contracts" means the group health contracts issued prior to the Closing Date by the reinsurance division of PHL or by APLAR and in effect on the Closing Date (including all supplements, endorsements, riders and ancillary agreements in connection therewith); provided, that Insurance Contracts shall not include any of the foregoing to the extent that it constitutes an Excluded Insurance Contract.

               "Insurance Liabilities" means all liabilities and obligations (excluding any PHL Extra Contractual Obligations) arising under or in connection with the Insurance Contracts including, without limitation, (i) the gross amount of all liability for losses and loss adjustment expenses before any deduction for reinsurance ceded, (ii) all amounts payable for returns or refunds of premiums under the Insurance Contracts, including reserves for unearned premiums, (iii) all liability for commission payments and other fees or compensation payable with respect to the Insurance Contracts to or for the benefit of MGU's, intermediaries, brokers and service providers, (iv) all liabilities for retrospective payments or adjustments under agreements of reinsurance, (v) all Purchaser Extra Contractual Obligations, (vi) premium taxes due in respect of premiums paid after the Closing Date and (vii) all guaranty fund assessments and similar charges which are required to be paid under or in respect of the Insurance Contracts; provided, however, that in no event shall such term be deemed to include (i) any Excluded Insurance Liabilities or (ii) any Tax liability of PHL, the Subsidiaries or any Affiliated Group that includes any of PHL, the Subsidiaries, or any Affiliate thereof.

               "Intangible Assets" means those intangible assets used by PHL or any of its Affiliates in connection with the Business and, listed on SCHEDULE 1.01(b).

               "knowledge" means, as to Seller, the actual knowledge of any of the persons listed on SCHEDULE 1.01(d)(i), and as to Purchaser, the actual knowledge of any of the persons listed on SCHEDULE 1.01(d)(ii).

               "Lien" means any pledge, claim, lien, charge, mortgage, encumbrance or security interest of any nature.

               "Life Reserve Adjustment" shall mean (i) for purposes of the Estimated Business Statement of Assets and Liabilities, zero Dollars ($0.00), and (ii) for purposes of the Proposed Business Statement of Assets and Liabilities and the Final Business Statement of Assets and Liabilities, an amount equal to 0.50 times the difference between (i) the Life Reserves as calculated in the Proposed Business Statement of Assets and Liabilities and the Final Business Statement of Assets and Liabilities, as appropriate, and

(ii) the Life Reserves as calculated in SCHEDULE 3.04, in each case as determined by the Final Business Statement of Assets and Liabilities.

               "Life Reserves" shall mean an amount equal to aggregate reserves for life policies and contracts for the individual life business, excluding Regulation 147 Reserves and annuity, universal life, variable life, and premium deficiency reserves, in each case stated in accordance with the Accounting Principles, consistently applied.

               "Losses" shall have the meaning set forth in Section 10.01(a) hereof.

               "MGU" means managing general underwriter.

               "Net Payment" shall mean the difference between Transferred Liabilities and the sum of (i) the Transferred Assets, (ii) Ceding Commission and (iii) Life Reserve Adjustment.

               "Neutral Auditors" shall have the meaning set forth in Section 2.02(b) hereof.

               "Non-Compete Period" shall have the meaning set forth in Section 8.07(a).

               "Other Assumed Liabilities" means all liabilities and obligations arising after the Closing Date under the Assigned and Assumed Contracts, except for the Retrocession Agreements.

               "Permitted Liens", as to any asset, means (i) Liens for taxes not yet due and payable or being contested in good faith by appropriate proceedings,
(ii) Liens arising by operation of law and (iii) other Liens that do not in the aggregate materially detract from the value or materially interfere with the present use of such asset in the Business.

               "person" means any individual, corporation, partnership, firm, joint venture, association, limited liability company, limited liability partnership, joint-stock company, trust, unincorporated organization, governmental, judicial or regulatory body, business unit, division or other entity.

               "Personal Accident Business" means the personal accident line of the group life and health insurance business written, reinsured or assumed by PHL and APLAR as more specifically described on SCHEDULE 1.01(e).

               "PHL Extra Contractual Obligations" means all liabilities for consequential, exemplary, punitive, special or similar damages (other than any such damages that may arise under the terms and conditions of the Insurance Contracts or Reinsurance Contracts) which arise from any actual or alleged act, error or omission by PHL or any of its Affiliates prior to the Closing Date, whether or not intentional, in bad faith or otherwise in connection with the issuance, delivery, cancellation or administration of any of the Insurance Contracts or the Reinsurance Contracts, including, without limitation, any act, error or omission relating to (i) the marketing, underwriting, production, issuance, delivery, cancellation or administration of the Insurance Contracts and Reinsurance Contracts, (ii) the investigation, defense, trial, settlement or handling of claims, benefits, or payments under the Insurance Contracts and Reinsurance Contracts, or (iii) the failure to pay or the delay in payment of benefits, claims or any other amounts due or alleged to be due under or in connection with the Insurance Contracts and Reinsurance Contracts.

               "Proposed Business Statement of Assets and Liabilities" shall have the meaning set forth in Section 2.02(b) hereof.

               "Purchaser Extra Contractual Obligations" means all liabilities for consequential, exemplary, punitive, special or similar damages (other than any such damages that may arise under the terms and conditions of the Insurance Contracts or Reinsurance Contracts) which arise from any actual or alleged act, error or omission by Purchaser or any of its Affiliates after the Closing Date, whether or not intentional, in bad faith or otherwise in connection with the issuance, delivery, cancellation or administration of any of the Insurance Contracts or the Reinsurance Contracts, including, without limitation, any act, error or omission relating to (i) the marketing, underwriting, production, issuance, delivery, cancellation or administration of the Insurance Contracts and Reinsurance Contracts, (ii) the investigation, defense, trial, settlement or handling of claims, benefits, or payments under the Insurance Contracts and Reinsurance Contracts, or (iii) the failure to pay or the delay in payment of benefits, claims or any other amounts due or alleged to be due under or in connection with the Insurance Contracts and Reinsurance Contracts.

               "Purchaser Material Adverse Change" means any material adverse change in the business, financial condition or results of operations of ERC Life and ERAC, considered as a whole, other than changes resulting from (i) a change in general economic or market conditions, including changes in prevailing interest rates, (ii) changes in insurance laws or regulations or (iii) matters affecting the insurance or reinsurance industry generally.

               "Purchaser Material Adverse Effect" means a material adverse effect on the business, financial condition or results of operations of ERC Life and ERAC, considered as a whole, or on the ability of ERC Life or ERAC to timely perform its respective obligations under this Agreement or any Ancillary Agreement.

               "Purchaser SAP Statements" shall have the meaning set forth in
Section 4.04(b) hereof.

               "Purchaser's Y2K Plan" shall have the meaning set forth in
Section 4.12 hereof.

               "RBC" shall have the meaning set forth in Section 4.11 hereof.

               "Regulation 147 Reserves" means all reserves of PHL held pursuant to New York Regulation 147 without giving effect to any contract transfers or novations to APLAR since September 30, 1998.

               "Reinsurance Administration Agreements" means, collectively, (i) the Reinsurance Administration Agreement between PHL and Purchaser and (ii) the Reinsurance Administration Agreement between APLAR and Purchaser, pursuant to which Purchaser will provide certain administrative services to PHL and APLAR, each in a form to be mutually agreed to by the parties hereto.

               "Reinsurance Contracts" means all policies, binders, slips and other agreements of reinsurance or retrocession, in effect on the Closing Date (including all supplements, endorsements, riders and ancillary agreements in connection therewith), written by PHL or APLAR in connection with the Business; provided, that Reinsurance Contracts shall not include any of the foregoing to the extent that it constitutes an Excluded Reinsurance Contract.

               "Reinsurance Liabilities" means all liabilities and obligations (excluding any PHL Extra Contractual Obligations) arising under or in connection with the Reinsurance Contracts including, without limitation (i) the gross amount of all liability for losses and loss adjustment expenses before any deduction for reinsurance ceded, (ii) all amounts payable for returns or refunds of premiums under the Reinsurance Contracts, including reserves for unearned premiums, (iii) all liability for commission payments and other fees or compensation payable with respect to the Reinsurance Contracts to or for the benefit of MGU's intermediaries, brokers and service providers, (iv) all liabilities for retrospective payments or adjustments under agreements of reinsurance or retrocession, (v) all Purchaser Extra Contractual Obligations,
(vi) premium taxes due in respect of premiums paid after the Closing Date, and
(vii) all guaranty fund assessments and similar charges which are required to be paid under or in respect of the Reinsurance Contracts; provided, however, that in no event shall such term be deemed to include (i) any Excluded Reinsurance Liabilities or (ii) any Tax liability of PHL, the Subsidiaries, or any Affiliated Group that includes any of PHL, the Subsidiaries, or any Affiliate thereof.

               "Retrocession Agreements" means all contracts or other agreements for insurance or reinsurance ceded by PHL or APLAR relating to the Business.

               "Review Period" shall have the meaning set forth in Section 2.02(b) hereof.

               "Second Review Period" shall have the meaning set forth in
Section 2.02(d) hereof.

               "Seller Material Adverse Change" means any material adverse change in the business, financial condition or results of operations of the Business, considered as a whole, other than changes resulting from (i) a change in general economic or market conditions, including changes in prevailing interest rates, (ii) changes in insurance laws or regulations or (iii) matters affecting the insurance or reinsurance industry generally.

               "Seller Material Adverse Effect" means any material adverse effect on the business, financial condition or results of operations of the Business, considered as a whole, or on the ability of PHL or APLAR to timely perform its respective obligations under this Agreement or any Ancillary Agreement.

               "Service Transition Date" means the termination date set forth in the Transition Services Agreement.

               "Statement of Individual Life Losses" shall have the meaning set forth in Section 2.02(d) hereof.

               "subsidiary" means, with respect to any person on a given date, any other person of which a majority of the voting power of the equity securities or equity interests is owned directly or indirectly by such person.

               "Tangible Assets" means all of the furniture, fixtures, equipment, supplies and other tangible personal property used by PHL or any of its Affiliates in connection with the Business and listed on SCHEDULE 1.01(c).

               "Tax" or "Taxes" means all taxes, charges, fees, levies, including, without limitation, any Income Tax, and any Tax based upon sales, use, ad valorem, value added, transfer, license, payroll, employment, withholding, excise, severance, stamp, occupation, property, environmental or windfall profit tax, custom duty or other tax, together with any interest credit or charge, penalty, addition to tax or additional amount imposed by any Taxing Authority.

               "Third Party Claim" shall have the meaning set forth in Section 10.02(a) hereof.

               "Transfer Documents" means the Bill of Sale and General Assignment and such other documents and instruments as Purchaser may reasonably request in order to transfer all of PHL's right, title and interest in the Transferred Assets to Purchaser.

               "Transferred Assets" means PHL's right, title and interest in (i) the Assigned and Assumed Contracts, (ii) the asset balances set forth under the captions, "Reinsurance Recoverables," "Premium Receivables" and "Other Assets" on the Estimated Business Statement of Assets and Liabilities and the Final Business Statement of Assets and Liabilities, as the case may be, (iii) the Tangible Assets, (iv) the Intangible Assets and (v) the Books and

Records; provided, that the "Transferred Assets" shall not include any of the foregoing which are terminated, transferred or otherwise disposed of in the ordinary course of business consistent with past practice or as otherwise permitted by this Agreement between the date hereof and the Closing Date.

               "Transferred Liabilities" means the following liabilities as set forth on the Estimated Business Statement of Assets and Liabilities or the Final Business Statement of Assets and Liabilities, as the case may be, determined in accordance with the Accounting Principles, consistently applied: (i) the Insurance Liabilities and Reinsurance Liabilities calculated net after any deduction for reinsurance ceded in accordance with the Accounting Principles, consistently applied, (ii) balances set forth under "Reinsurance in Unauthorized Companies," "Suspense Accounts" and "Funds W/H - Group Medical" as set forth in the Estimated Business Statement of Assets and Liabilities or Final Business Statement of Assets and Liabilities, as appropriate, (iii) an amount equal to an additional 20% of the reserves for incurred but not reported claims and in course of settlement claims related to the American Long Term Care Reinsurance Group pool; and (iv) the Other Assumed Liabilities.

               "Transferred Employees" shall have the meaning set forth in
Section 5.08(a) hereof.

               "Transition Services Agreement" means a Transition Services Agreement pursuant to which PHL will provide certain transition services to ERC and ERAC, in a form to be mutually agreed to by the parties hereto.

               "Trust Agreements" means collectively, (i) a Trust Agreement among PHL, Purchaser and the Trustee and (ii) a Trust Agreement among APLAR, Purchaser and the Trustee, pursuant to which, upon the occurrence of certain events as provided in the Assumption and Indemnity Retrocession Agreements and the Indemnity Reinsurance Agreements, Purchaser and ERAC shall establish trust accounts for the benefit of PHL and APLAR, as beneficiaries, each in a form to be mutually agreed to by the parties hereto.

                                   ARTICLE II

                       TRANSFER AND ACQUISITION OF ASSETS

               Section 2.01. Transfer and Acquisition. (a) Upon the terms and subject to the conditions of this Agreement and the Transfer Documents, on the Closing Date, PHL shall sell, assign and transfer to Purchaser, and Purchaser shall purchase from PHL, all of PHL's right, title and interest in and to the Transferred Assets, free and clear of any Liens (other than Permitted Liens). All sales, assignments and transfers of the Transferred Assets shall be effected by the Transfer Documents.

               (b) Upon the terms and subject to the conditions of this Agreement and the Assumption Agreement, on the Closing Date, Purchaser shall assume the Other Assumed Liabilities pursuant to the Assumption Agreement.

               (c) Upon the terms and subject to the conditions of this Agreement, the Assumption and Indemnity Retrocession Agreements and the Indemnity Reinsurance Agreements, on the Closing Date, Purchaser and ERAC shall reinsure the Insurance Liabilities and the Reinsurance Liabilities pursuant to the Assumption and Indemnity Retrocession Agreements and the Indemnity Reinsurance Agreements. The Ceding Commission shall be allocated among the Assumption and Indemnity Retrocession Agreements and the Indemnity Reinsurance Agreements as mutually agreed to by PHL and Purchaser, consistent with Section
8.06 hereof. SCHEDULE 3.07(a) specifies the Insurance Liabilities and Reinsurance Liabilities to be reinsured pursuant to each of the Assumption and Indemnity Retrocession Agreements and the Indemnity Reinsurance Agreements, respectively.

               (d) Any transfer, sales or use or similar tax imposed on the transfer, sale or recording of the Transferred Assets shall be paid by Purchaser.

               Section 2.02. Net Payment; Adjustments. (a) At least three Business Days prior to the Closing Date, PHL shall prepare and deliver to Purchaser the Estimated Business Statement of Assets and Liabilities in the format of SCHEDULE 2.02 hereto. If the Net Payment set forth in the Estimated Business Statement of Assets and Liabilities is a negative number, then Purchaser shall, on the Closing Date, transfer to PHL an amount of cash and/or Cash Equivalents equal to the absolute value of the Net Payment. If the Net Payment set forth in the Estimated Business Statement of Assets and Liabilities is a positive number, then PHL shall, on the Closing Date, transfer to Purchaser an amount of cash and/or Cash Equivalents equal to the absolute value of the Net Payment. The Net Payment shall in either case be subject to adjustment in accordance with Section 2.02(b) below.

               (b) Within 60 days after the Closing Date, PHL will prepare and deliver to Purchaser proposed unaudited financial information containing the information specified on SCHEDULE 2.02 hereto and prepared in accordance with the Accounting Principles, consistently applied (the "Proposed Business Statement of Assets and Liabilities") except that the aggregate book value of the Tangible Assets described on SCHEDULE 1.01(c) shall be $100,000. Purchaser and its representatives shall have 30 days (the "Review Period") to review the Proposed Business Statement of Assets and Liabilities and all supporting papers and documentation and to suggest changes, if any, therein. During the Review Period, Purchaser shall have the right to prepare or cause to be prepared a reserve study for the group life and health business and a reserve audit for the individual life business as of the Closing Date (it being acknowledged and agreed that such study and audit shall be solely for the purpose of confirming that the actuarial methods and assumptions that were applied in connection with the determination of such reserves were consistent with those applied by PHL in determining the Insurance Liabilities and Reinsurance Liabilities as of December 31, 1998). Notwithstanding the foregoing, the reserve audit and study shall not be for the purpose of determining the adequacy or sufficiency of such reserves. Purchaser shall deliver a copy of such study and audit to PHL and make available to PHL copies of all material workpapers and supporting documentation used as the basis for conclusions stated in the study and audit. If at the end of the Review Period, PHL and Purchaser are able to agree on the manner in which all items on the Proposed Business Statement of Assets and Liabilities should be treated then the resulting statement of assets and liabilities shall be binding on both parties and shall be referred to as the "Final Business Statement of Assets and Liabilities." If at the end of the Review Period, PHL and Purchaser are unable to agree on the manner in which any item or items should be treated in the preparation of the Final Balance Sheet in accordance with the Accounting Principles, consistently applied, then all items remaining in dispute shall be submitted to an independent nationally recognized accounting firm which shall not have had a material relationship with PHL or Purchaser or any of their respective Affiliates within the past two years (the "Neutral Auditors") mutually agreed upon by PHL and Purchaser within 10 Business Days after the end of the Review Period; provided, however, that Purchaser and PHL acknowledge and agree that Purchaser shall have the right to dispute PHL's determination of the Insurance Liabilities and the Reinsurance Liabilities as set forth on the Proposed Business Statement of Assets and Liabilities only on the basis of and to the extent that PHL, in determining Insurance Liabilities and Reinsurance Liabilities as of the date of and for inclusion in the Proposed Business Statement of Assets and Liabilities, used actuarial methods and assumptions inconsistent with those used in the December 31, 1998 Statement of Assets and Liabilities; provided, however, Purchaser shall not dispute PHL's determination of incurred but not reported claims relating to the individual life reinsurance portion of the Business as of the Closing Date, including reported but unpaid claims (the "Individual Life IBNR"), it being acknowledged and agreed that the Individual Life IBNR shall be subject to adjustment as provided in Section 2.02(e) and (f) below. PHL and Purchaser acknowledge and agree that the Neutral Auditors in the case of a dispute concerning liability for Insurance Liabilities or Reinsurance Liabilities shall only resolve any such dispute on the basis of whether PHL, in determining Insurance Liabilities or Reinsurance Liabilities as of the date of, and for inclusion in, the Proposed Business Statement of Assets and Liabilities, used actuarial methods and assumptions inconsistent with those used in the December 31, 1998 Statement of Assets and Liabilities. If PHL and Purchaser are unable to agree on the Neutral Auditors, then PHL and Purchaser shall each have the right to request the American Arbitration Association to appoint the Neutral Auditors. Each party agrees to execute, if requested by the Neutral Auditors, a reasonable engagement letter. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditors shall be borne equally by PHL and Purchaser. The Neutral Auditors shall act as an arbitrator to determine only those issues still in dispute. The Neutral Auditors' determination shall be made within 30 days of their selection, shall be set forth in a written statement delivered to PHL and Purchaser and shall be final, binding and conclusive.

               (c) Within five Business Days after the Final Business Statement of Assets and Liabilities has been determined: (i) if the Net Payment as determined by reference to the Final Business Statement of Assets and Liabilities is greater than the Net Payment as determined by reference to the Estimated Business Statement of Assets and Liabilities, PHL shall pay to Purchaser by wire transfer of immediately available funds to an account designated by Purchaser an amount of cash and/or Cash Equivalents equal to such difference and (ii) if the Net Payment as determined by reference to the Final Business Statement of Assets and Liabilities is less than the Net Payment as determined by reference to the Estimated Business Statement of Assets and Liabilities, Purchaser shall pay to PHL by wire transfer of immediately available funds to an account designated by PHL an amount of cash and/or Cash Equivalents equal to the absolute value of such difference.

               (d) Within 60 days after the first anniversary of the Closing Date, Purchaser will prepare and deliver to PHL proposed unaudited financial information containing the Purchaser's calculation of actual losses and loss adjustment expenses incurred since the Closing Date with respect to the Individual Life IBNR (the "Individual Life Losses") as of the Closing Date, prepared in accordance with the Accounting Principles, consistently applied (the "Statement of Individual Life Losses"). PHL and its representatives shall have 30 days (the "Second Review Period") to review the Statement of Individual Life Losses and all supporting papers and documentation and to suggest changes, if any, therein. If at the end of the Second Review Period, PHL and Purchaser are able to agree on the manner in which all items on the Statement of Individual Life Losses should be treated, then the resulting statement shall be binding on both parties and shall be referred to as the "Final Statement of Individual Life Losses." If at the end of the Second Review Period, PHL and Purchaser are unable to agree on the manner in which any item or items should be treated in the preparation of the Final Statement of Individual Life Losses in accordance with the Accounting Principles, consistently applied, then all items remaining in dispute shall be submitted to an independent nationally recognized accounting firm which shall not have had a material relationship with PHL or Purchaser or any of their respective Affiliates within the past two years (the "Neutral Auditors") mutually agreed upon by PHL and Purchaser within 10 Business Days after the end of the Second Review Period. If PHL and Purchaser are unable to agree on the Neutral Auditors, then PHL and Purchaser shall each have the right to request the American Arbitration Association to appoint the Neutral Auditors. Each party agrees to execute, if requested by the Neutral Auditors, a reasonable engagement letter. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditors shall be borne equally by PHL and Purchaser. The Neutral Auditors shall act as an arbitrator to determine only those issues still in dispute. The Neutral Auditors' determination shall be made within 30 days of their selection, shall be set forth in a written statement delivered to PHL and Purchaser and shall be final, binding and conclusive.

               (e) Within five Business Days after the Final Statement of Individual Life Losses has been determined: (i) if the Individual Life Losses as determined by reference to the Final Statement of Individual Life Losses are greater than the Individual Life IBNR as determined by reference to the Final Business Statement of Assets and Liabilities, PHL shall pay to Purchaser by wire transfer of immediately available funds to an account designated by Purchaser an amount of cash and/or Cash Equivalents equal to such difference and (ii) if the Individual Life Losses as determined by reference to the Final Statement of Individual Life Losses are less than the Individual Life IBNR as determined by reference to the Final Business Statement of Assets and Liabilities, Purchaser shall pay to PHL by wire transfer of immediately available funds to an account designated by PHL an amount of cash and/or Cash Equivalents equal to the absolute value of such difference; provided, however, that no payment shall be due under this Section 2.02(e) unless the absolute value of the difference in clause (i) or (ii) exceeds $100,000.

               (f) As respects each Individual Life IBNR claim equal to or exceeding $100,000 per person, net of retrocession, which was incurred prior to the Closing Date and which is reported and paid on or after the first anniversary of the Closing Date, PHL will reimburse Purchaser for the entire amount of the claim, net of retrocession (not just the portion exceeding $100,000), promptly after receiving a proof of claim from the Purchaser.

               (g) Any payment by Purchaser or PHL pursuant to paragraphs (c),
(e) or (f) of this Section 2.02 shall include simple interest thereon from the Closing Date through the payment date calculated at the annual rate of six percent (6%).

               Section 2.03. Place and Date of Closing. The Closing shall take place at the offices of LeBoeuf, Lamb, Greene & MacRae, L.L.P., 125 W. 55th Street, New York, New York at 10:00 a.m. eastern standard time on the Closing Date or such other time or place as the parties may mutually agree.

               Section 2.04. Transactions to be Effected at the Closing. (a) At the Closing, PHL shall execute (where appropriate) and, where appropriate, cause APLAR to execute, and deliver to Purchaser: (i) the Assumption and Indemnity Retrocession Agreements; (ii) the Indemnity Reinsurance Agreements; (iii) the Reinsurance Administration Agreements; (iv) the Transition Services Agreement;
(v) the Bill of Sale and General Assignment and the other Transfer Documents; (vi) the Assumption Agreement; and (vii) such other agreements, instruments and documents as are required by this Agreement to be delivered by PHL at the Closing.

               (b) At the Closing, Purchaser shall execute (where appropriate) and where appropriate, cause ERAC to execute, and deliver to Seller: (i) the Assumption and Indemnity Retrocession Agreements; (ii) the Indemnity Reinsurance Agreements; (iii) the Reinsurance Administration Agreements; (iv) the Transition Services Agreement; (v) the Assumption Agreement; (vi) the Transfer Documents; and (vii) such other agreements, instruments and documents as are required by this Agreement to be delivered by Purchaser at the Closing.

               (c) At the Closing, the Net Payment due pursuant to Section 2.02 by Seller or Purchaser, as the case may be, shall be delivered to the party to which such payment is due, by wire transfer to a bank account designated in writing by such party.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

               PHL hereby represents and warrants to Purchaser as follows:

               Section 3.01. Organization, Standing and Authority. PHL is duly organized, validly existing and in good standing under the laws of New York and has the requisite corporate power and authority to carry on the operations of the Business as they are now being conducted. APLAR is duly organized, validly existing and in good standing under the laws of Connecticut and has the requisite corporate power and authority to carry on its business as now being conducted.

               Section 3.02. Authorization. PHL has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and under each of the Ancillary Agreements to be executed by it. APLAR has the requisite corporate power and authority to execute, deliver and perform its obligations under each of the Ancillary Agreements to be executed by it. The execution and delivery by PHL of this Agreement and the execution and delivery by each of PHL and APLAR of the Ancillary Agreements to be executed by it, and the performance by each of PHL and APLAR of its respective obligations hereunder and thereunder, have been duly authorized by all necessary corporate action on the part of PHL and APLAR. This Agreement has been duly executed and delivered by PHL and, subject to the due execution and delivery hereof by Purchaser, this Agreement is a valid and binding obligation of PHL, enforceable against PHL in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). As of the Closing Date, each Ancillary Agreement executed and delivered by PHL or APLAR, as the case may be, will have been duly executed and delivered by PHL or APLAR, as the case may be, and, subject to the due execution and delivery of such agreements by the parties thereto other than PHL and APLAR, each Ancillary Agreement executed by PHL or APLAR, as the case may be, is a valid and binding obligation of PHL or APLAR, as the case may be, enforceable against PHL or APLAR, as the case may be, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               Section 3.03. No Conflict or Violation, etc. Except as disclosed in SCHEDULE 3.03(a) and SCHEDULE 3.03(b), the execution and delivery by PHL of this Agreement and the execution and delivery by each of PHL and APLAR of the Ancillary Agreements to which it is a party do not, and the consummation by PHL and APLAR of the transactions contemplated by this Agreement and such Ancillary Agreements and compliance with the provisions hereof and thereof will not, (i) conflict with any of the provisions of the charter or bylaws of PHL or APLAR,
(ii) subject to the matters referred to in the next sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, require the consent of any person under, or result in the creation of any Lien on any property or asset of PHL or APLAR under, any indenture or other agreement, permit, franchise, license or other instrument or undertaking to which any of them is a party or by which any of them or any of their assets is bound or affected, provided, however, that as of the date of execution of this Agreement, this representation is limited to the Insurance Contracts and Reinsurance Contracts listed on
SCHEDULE 3.07(b), and provided, further, that the foregoing representation shall apply to all Insurance Contracts and Reinsurance Contracts as of the Closing Date, or (iii) subject to the matters referred to in the next sentence, contravene any statute, law, ordinance, rule, regulation, order, judgment, injunction, decree, determination or award applicable to PHL or APLAR or any of their respective properties or assets, which, in the case of clauses (ii) and
(iii) above, individually or in the aggregate, could reasonably be expected to have a Seller Material Adverse Effect. No consent, approval or authorization of, or declaration or filing with, or notice to, any court or governmental or regulatory authority or agency, domestic or foreign (a "Governmental Entity"), is required to be obtained or made by or with respect to PHL or APLAR in connection with the execution and delivery of this Agreement by PHL or APLAR or the consummation by PHL or APLAR of the transactions contemplated hereby, except for (i) the filing of premerger notification and report forms under the HSR Act,
(ii) the approvals, filings or
notices required under the insurance laws of the jurisdictions set forth in
SCHEDULE 3.03(a), (iii) such other consents, approvals, authorizations, declarations, filings or notices as are set forth in SCHEDULE 3.03(b) and (iv) such other consents, approvals, authorizations, declarations, filings or notices the failure to obtain or make which, in the aggregate, could not reasonably be expected to have a Seller Material Adverse Effect.

               Section 3.04. Financial Information. (a) Attached hereto as
SCHEDULE 3.04 is an unaudited statement of assets and liabilities of the Business as of December 31, 1998 (the "December 31, 1998 Statement of Assets and Liabilities"). Subject to the qualifications, assumptions and other limitations specified in SCHEDULE 3.04, the December 31, 1998 Statement of Assets and Liabilities has been prepared in accordance with the Accounting Principles, consistently applied.

               (b) PHL has previously delivered to Purchaser true, complete and correct copies of the annual statements of PHL and APLAR as filed with the Insurance Departments of the States of New York and Connecticut, respectively, for the years ended December 31, 1998 and 1997, together with all exhibits and schedules thereto (the "Seller SAP Statements"). The Seller SAP Statements present fairly, in all material respects, the statutory financial condition of each of PHL and APLAR at the respective dates thereof, and the statutory results of operations for the periods then ended in accordance with statutory accounting principles prescribed or permitted by the insurance regulatory authorities in New York and Connecticut, respectively, applied on a consistent basis throughout the periods indicated and consistent with each other, except as otherwise specifically noted therein.

               Section 3.05. Reserves. (a) The amounts shown in the Estimated Business Statement of Assets and Liabilities and the Final Business Statement of Assets and Liabilities as reserves for Insurance Liabilities and Reinsurance Liabilities (i) will be determined in accordance with commonly accepted actuarial standards consistent with the standards (including the methods and assumptions) used in connection with the determination of the reserves for Insurance Liabilities and Reinsurance Liabilities shown in the December 31, 1998 Business Statement of Assets and Liabilities, (ii) will be based on actuarial assumptions that were appropriate for PHL's and APLAR's obligations under the Insurance Contracts and the Reinsurance Contracts, (iii) will be fairly stated in accordance with sound actuarial principles, and (iv) will meet the requirements of New York statutory accounting principles or Connecticut statutory accounting principles, as applicable.

               (b) Notwithstanding the foregoing and any other provision of this Agreement (including Sections 3.04, 3.06 and 3.07), PHL makes no representation or warranty that its reserves for losses or loss adjustment expenses or uncollectible reinsurance with respect to the Reinsurance Contracts or the reserves of APLAR for losses or loss adjustment expenses or uncollectible reinsurance are adequate or sufficient and the sole provisions of this Agreement with reference to the adequacy or sufficiency of such reserves are set forth in this Section 3.05(b).

               Section 3.06. Absence of Certain Changes. Except as disclosed in
SCHEDULE 3.06, since December 31, 1998, each of PHL and APLAR has conducted the Business in all material respects only in the ordinary course of business consistent with past practice, and since such date, there has not been any Seller Material Adverse Change or any change, event, occurrence, circumstance, fact or other matter that has had or could reasonably be expected to have a Seller Material Adverse Effect. Purchaser acknowledges that there may after the date hereof be a disruption in the Business as a result of the disclosure to the public of the transactions contemplated hereby or the consummation thereof, and that any such disruption shall not constitute a Seller Material Adverse Change for any purpose under this Agreement.

               Section 3.07. Contracts. SCHEDULE 3.07(a) contains a complete and correct list of (i) all Insurance Contracts and Reinsurance Contracts in force on the date hereof, (ii) all Retrocession Agreements in force on the date hereof and (iii) all other material contracts, agreements and commitments to which PHL or APLAR is a party as of the date hereof which principally relate to the Business, other than (A) contracts, agreements and commitments listed on
SCHEDULE 1.01(a) or (B) contracts, agreements and commitments that relate to any asset used in or relating to the Business which is not a Transferred Asset. True and complete copies of each contract, agreement or commitment listed on any Schedule hereto have been made available to Purchaser for its review. To the knowledge of PHL, each of the contracts, agreements and commitments listed on SCHEDULES 1.01(a) AND 3.07(a) is in full force and effect and is the valid and binding obligation of each party thereto, except where the failure to be in full force and effect or valid and binding would not in the aggregate have a Seller Material Adverse Effect, and except as the enforceability of any thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing. To the knowledge of PHL, except as set forth in the Schedules hereto, none of PHL, APLAR or any other person is (or, with the giving of notice or the lapse of time or both, will be) in violation or breach of or default under any of the contracts, agreements and commitments listed on SCHEDULES 1.01(a) AND 3.07(a), except for such violations, breaches or defaults which would not in the aggregate have a Seller Material Adverse Effect. SCHEDULE 3.07(b) hereto identifies each Insurance Contract, Reinsurance Contract, and each other contract, agreement and commitment that, in the reasonable opinion of Seller, constitutes 1% or more of the in force individual life Business or is otherwise material to the Business. To the knowledge of Seller, except as set forth on SCHEDULE 3.07(c) hereto, none of the Insurance Contracts, Reinsurance Contracts, Retrocession Agreements or other contracts, agreements or commitments listed on SCHEDULE 3.07(b) hereto provide for any experience refunds, extraordinary allowances (including, but not limited to, persistency bonuses and COI refunds) or similar items.

               Section 3.8. Title to Assets. (a) PHL has good title to all of the Tangible Assets, free and clear of all Liens, except for (i) Liens disclosed in SCHEDULE 3.08(a) and (ii) Permitted Liens. At the Closing, Purchaser will acquire the Tangible Assets to be transferred at the Closing, free and clear of all Liens, except for Liens disclosed in SCHEDULE 3.08(a) and Permitted Liens and except for any Liens created by, or permitted to be created by, Purchaser.

               (b) PHL owns or has a valid right to use each of the Intangible Assets. PHL has not received written notice of any conflict with the asserted rights of any other person with respect to any Intangible Asset. At the Closing, Purchaser will become the owner of, or acquire a valid right to use, each of the Intangible Assets.

               Section 3.9. Litigation; Orders. Except as disclosed in SCHEDULE 3.09, there is no action, suit, proceeding, arbitration or similar proceeding pending or, to the knowledge of PHL, threatened against or affecting PHL or APLAR or any of their respective Affiliates, at law or in equity, and, to the knowledge of PHL, there is no pending or threatened investigation, in each case that, individually or in the aggregate, could reasonably be expected to have a Seller Material Adverse Effect, nor is there any judgment, decree, writ, injunction or order of any Governmental Entity or arbitrator outstanding against any of such persons having, or which, individually or in the aggregate, could reasonably be expected to have, any such effect.

               Section 3.10. Compliance with Laws. Except as disclosed in
SCHEDULE 3.10, each of PHL and APLAR is in compliance with all applicable statutes, laws, ordinances, rules, regulations, judgments, decrees, injunctions and orders of any Governmental Entity, except for such noncompliance which, individually or in the aggregate, could not reasonably be expected to have a Seller Material Adverse Effect.

               Section 3.11. Employee Matters. SCHEDULE 3.11 hereto contains a list of each material written employee benefit plan and compensation policy or arrangement (including severance) maintained or contributed to for the Business Employees. PHL has made available to Purchaser a copy of each such employee benefit plan and compensation policy or arrangement. Each of the above referenced plans has been maintained in all material respects in substantial compliance with the applicable requirements of law.

There are no material actions, suits or proceedings brought or to the knowledge of PHL threatened against PHL or any Affiliate by or on behalf of any Business Employee. PHL is not a party to any labor or collective bargaining agreements and there are no labor or collective bargaining agreements which pertain to employees of PHL. No labor organization represents any employees of PHL. No labor organization or group of employees of PHL has made a pending demand for recognition and there are no organizing campaigns or representation proceedings or petitions seeking representation presently pending or to the knowledge of PHL, threatened to be brought or filed with the National Labor Relations Board or other labor relations tribunal.

               Section 3.12. Brokers. No broker, investment banker, financial advisor or other person, other than Bear, Stearns & Co., Inc., the fees and expenses of which will be paid by PHL, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of PHL or any Affiliate thereof.

               Section 3.13. Tax Matters. PHL and Subsidiaries have no liability or obligation for or in respect of Taxes that would be imposed on or affect Purchaser or any of its Affiliates, or that would adversely affect the Business or the consummation of the transactions contemplated hereby, and no Tax imposed on PHL or any Subsidiary for any period would be imposed on or affect the Purchaser or any of its Affiliates or would adversely affect the Business or the consummation of the transactions contemplated hereby.

               Section 3.14. Licenses and Franchises. Except (i) as listed on
SCHEDULE 3.14 hereto, (ii) for the consents, approvals, declarations, filings and notices contemplated in the last sentence of Section 3.03 and (iii) for such licenses and authorizations the failure to have, individually or in the aggregate, could not reasonably be expected to have a Seller Material Adverse Effect, each of PHL and APLAR has all licenses and authorizations necessary to
(a) conduct the Business in the manner and in the areas in which the Business is presently being conducted; and (b) perform its respective obligations under this Agreement and each Ancillary Agreement to which it is a party. All such licenses and authorizations are valid and in full force and effect (or, with respect to the consents, approvals, authorizations, declarations, filings and notices to be made pursuant to the last sentence of Section 3.03, will be in effect or have been made as of the Closing Date), and neither PHL nor APLAR is operating under any formal or informal agreement or understanding with any Governmental Entity which restricts its authority to do business or requires PHL or APLAR to take, or refrain from taking, any action in either case that, individually or in the aggregate, could reasonably be expected to have a Seller Material Adverse Effect. Except as listed on SCHEDULE 3.14 hereto, no material violations exist in respect of any such license or authorization and no investigation or proceeding is pending or, to the knowledge of PHL, threatened, that could be reasonably likely to result in the suspension, revocation or material limitation or restriction of any such license or authorization and, to the knowledge of PHL, there is no reasonable basis for the assertion of any such violation or the institution of any such proceeding or investigation, in either case that, individually or in the aggregate, could reasonably be expected to have a Seller Material Adverse Effect.

               Section 3.15. Security. Seller is not currently providing any trust, escrow, letter of credit or other type of security with respect to any Reinsurance Contract described on SCHEDULE 3.07(b).

               Section 3.16. PLARNY. Phoenix Life and Reassurance Company of New York will not be assuming any of the Business as of the Closing Date. Purchaser is not required to assume any of the Business from Phoenix Life and Reassurance Company of New York.

               Section 3.17. Affiliate Retrocession. All reinsurance and retrocession agreements between the PHL companies which pertain to the Business will be recaptured before the Closing Date, subject to receipt of required regulatory approvals, if any. Purchaser is not required to cede any of the Business to any PHL company.

               Section 3.18. Treaty Compliance. The Insurance Contracts and Reinsurance Contracts comply with state insurance laws and regulations, except for such noncompliance which individually or in the aggregate could not reasonably be expected to have a Seller Material Adverse Effect.

               Section 3.19. System Recognition of Change of Date. PHL has developed a strategy and has already implemented or is now implementing a plan (PHL's Y2K Plan), whereby all computer systems, programs, software, hardware and similar devices (which are or will be utilized with respect to the Business) will properly process any data involving one or more dates or times, including the Year 2000.

               Section 3.20. Threats of Cancellation or Downgrading. Except as listed in SCHEDULE 3.20 hereto, since December 31, 1998 to the date of execution of this Agreement, no reinsured, group of reinsureds, or reinsurance intermediaries that individually or in the aggregate accounted for 5% or more of the gross face amount of the Business for the year ended December 31, 1998, has terminated or (to the best knowledge of Seller) threatened in writing to terminate its relationship with Seller or APLAR. Seller has no reason to believe as of the date hereof that its Standard & Poor's rating will be adversely affected by the consummation of the transactions contemplated hereby.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

               Purchaser hereby represents and warrants to Seller as follows:

               Section 4.01. Organization, Standing and Authority. Each of ERC Life and ERAC is duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets, properties and business and to carry on the operations of its business as they are now being conducted.

               Section 4.02. Authorization. Purchaser has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and under each of the Ancillary Agreements to be executed by it. ERAC has the requisite corporate power and authority to execute, deliver and perform its obligations under each of the Ancillary Agreements to be executed by it. The execution and delivery by each of ERC Life and ERAC of this Agreement and the Ancillary Agreements to be executed by it, and the performance by each of ERC Life and ERAC of its obligations hereunder and thereunder, have been duly authorized by all necessary corporate action on the part of ERC Life and ERAC. This Agreement has been duly executed and delivered by Purchaser and, subject to the due execution and delivery hereof by PHL, this Agreement is a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). As of the Closing Date, each Ancillary Agreement executed and delivered by ERC Life or ERAC, as the case may be, will have been duly executed and delivered by ERC Life or ERAC, as the case may be, and, subject to the due execution and delivery of such agreements by the parties thereto other than ERC Life or ERAC, as the case may be, each Ancillary Agreement executed by ERC Life or ERAC is a valid and binding obligation of ERC Life or ERAC, as the case may be, enforceable against ERC Life or ERAC, as the case may be, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               Section 4.03. No Conflict or Violation, etc. Except as disclosed in SCHEDULE 4.03, the execution and delivery by Purchaser of this Agreement and the execution and delivery by each of ERC Life and ERAC of the Ancillary Agreements to which it is a party do not, and the consummation by ERC Life and ERAC of the transactions contemplated by this Agreement and such Ancillary Agreements and compliance with the provisions hereof and thereof will not, (i) conflict with any of the provisions of the charter or bylaws of ERC Life or ERAC, (ii) subject to the matters referred to in the next sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, require the consent of any person under, or result in the creation of any Lien on any property or asset of ERC Life or ERAC under, any indenture or other agreement, permit, franchise, license or other instrument or undertaking to which any of them is a party or by which any of them or any of their assets is bound or affected, or (iii) subject to the matters referred to in the next sentence, contravene any statute, law, ordinance, rule, regulation, order, judgment, injunction, decree, determination or award applicable to ERC Life or ERAC or any of their respective properties or assets, which, in the case of clauses (ii) and (iii) above, individually or in the aggregate, could reasonably be expected to have a Purchaser Material Adverse Effect. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity, is required to be obtained or made by or with respect to ERC Life or ERAC in connection with the execution and delivery of this Agreement by Purchaser or the consummation by ERC Life or ERAC of the transactions contemplated hereby, except for (i) the filing of premerger notification and report forms under the HSR Act, (ii) the approvals, filings or notices required under the insurance laws of the jurisdictions set forth in
SCHEDULE 4.03, (iii) such other consents, approvals, authorizations, declarations, filings or notices as are set forth in SCHEDULE 4.03 and (iv) such other consents, approvals, authorizations, declarations, filings or notices the failure to obtain or make which, in the aggregate, could not reasonably be expected to have a Purchaser Material Adverse Effect.

               Section 4.04. Purchaser Financial Statements. Purchaser has previously delivered to Seller true, complete and correct copies of the annual statements of ERC Life and ERAC as filed with the Insurance Departments of the States of Missouri and Kansas, respectively, for the years ended December 31, 1998 and 1997, together with all exhibits and schedules thereto (the "Purchaser SAP Statements"). The Purchaser SAP Statements present fairly, in all material respects, the statutory financial condition of each of ERC Life and ERAC at the respective dates thereof, and the statutory results of operations for the periods then ended in accordance with statutory accounting principles prescribed or permitted by the insurance regulatory authorities in Missouri and Kansas, respectively, applied on a consistent basis throughout the periods indicated and consistent with each other, except as otherwise specifically noted therein.

               Section 4.05. Absence of Certain Changes. Except as disclosed in
SCHEDULE 4.05, since December 31, 1998, each of ERC Life and ERAC has conducted its business in all material respects only in the ordinary course of business consistent with past practice, and since such date there has not been any Purchaser Material Adverse Change or any change, event, occurrence, circumstance, fact or other matter that has had or could reasonably be expected to have a Purchaser Material Adverse Effect.

               Section 4.06. Litigation; Orders. Except as disclosed in SCHEDULE 4.06, there is no action, suit, proceeding, arbitration or similar proceeding pending or, to the knowledge of Purchaser, threatened against or affecting ERC Life or ERAC or any of their respective Affiliates, at law or in equity, and to the knowledge of Purchaser, there is no pending or threatened investigation, in each case that, individually or in the aggregate, could reasonably be expected to have a Purchaser Material Adverse Effect, nor is there any judgment, decree, writ, injunction or order of any Governmental Entity or arbitrator outstanding against any of such persons having, or which, individually or in the aggregate, could reasonably be expected to have, any such effect.

               Section 4.07. Compliance with Laws. Except as disclosed in
SCHEDULE 4.07, each of ERC Life and ERAC is in compliance with all applicable statutes, laws, ordinances, rules, regulations, judgments, decrees, injunctions and orders of any Governmental Entity, except for such noncompliance which, individually or in the aggregate, could not reasonably be expected to have a Purchaser Material Adverse Effect.

               Section 4.08. Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or an Affiliate thereof.

               Section 4.09. Ratings. Purchaser has no reason to believe as of the date hereof that its or ERAC's Standard & Poor's rating of AAA will be adversely affected by the consummation of the transactions contemplated hereby.

               Section 4.10. Licenses and Franchises. Except as (i) listed on
SCHEDULE 4.10 hereto, (ii) for the consents, approvals, declarations, filings and notices contemplated by the last sentence of Section 4.03 and (iii) such licenses and authorizations the failure to have, individually or in the aggregate, could not reasonably be expected to have a Purchaser Material Adverse Effect, each of Purchaser and ERAC has all licenses and authorizations necessary to (a) conduct the Business in the manner and in the areas in which the Business is presently being conducted; and (b) perform its respective obligations under this Agreement and each Ancillary Agreement to which it is a party. All such licenses and authorizations are valid and in full force and effect (or, with respect to the consents, approvals, authorizations, declarations, filings and notices to be made pursuant to the last sentence of Section 4.03, will be in effect or have been made as of the Closing Date), and neither Purchaser nor ERAC is operating under any formal or informal agreement or understanding with any Governmental Entity which restricts its authority to do business or requires Purchaser or ERAC to take, or refrain from taking, any action in either case that, individually or in the aggregate, could reasonably be expected to have a Purchaser Material Adverse Effect. Except as listed on SCHEDULE 4.10 hereto, no material violations exist in respect of any such license or authorization and no investigation or proceedings is pending or, to the knowledge of Purchaser, threatened, that could be reasonably likely to result in the suspension, revocation or material limitation or restriction of any such license or authorization and, to the knowledge of Purchaser, there is no reasonable basis for the assertion of any such violation or the institution of any such proceeding or investigation in either case that, individually or in the aggregate, could reasonably be expected to have a Purchaser Material Adverse Effect.

               Section 4.11. Risk Based Capital. The Total Adjusted Capital of each of Purchaser and ERAC exceeds 200% of its Company Action Level Risk Based Capital ("RBC") (as those terms are defined by applicable law, as of the Closing Date in Purchaser's or ERAC's respective domiciliary state).

               Section 4.12. System Recognition of Change of Date. Purchaser has developed a strategy and has already implemented or is now implementing a plan (Purchaser's Y2K Plan), whereby its computer systems, programs, software, hardware and similar devices to be used to provide the services required under this Agreement and the Ancillary Agreements will properly process any data involving one or more dates or times, including the Year 2000.

                                    ARTICLE V

                                    COVENANTS

               Section 5.01. Conduct of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, PHL shall, and shall cause the Subsidiaries to, carry on the Business only in the ordinary course of business consistent with past practice and, to the extent consistent therewith, use its reasonable best efforts to preserve intact the current business organization of the Business, keep available the services of the employees directly involved principally in the Business and preserve its relationships with MGUs, brokers, intermediaries, reinsureds and others having business dealings with the Business. Without limiting the generality of the foregoing, except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, PHL, shall not, and shall not permit the Subsidiaries to, without the prior consent of Purchaser:

                     (i) (A) terminate, transfer or otherwise dispose of any assets which would otherwise be Transferred Assets, other than in the ordinary course of business consistent with past practice or (B) modify or change in any material respect any material Assigned and Assumed Contract, other than in the ordinary course of business consistent with past practice;

                     (ii) (A) permit or allow any of the Transferred Assets to become subject to any Liens except Liens described in SCHEDULE 3.08(a) hereto or Permitted Liens, (B) waive any material claims or rights relating to the Business, except in the ordinary course of business consistent with past practice and except for waivers of intercompany obligations or of claims or rights which will not be assigned to Purchaser hereunder or (C) grant any increase in the compensation of Transferred Employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment), except for increases in the ordinary course of business consistent with past practice or as a result of contractual arrangements existing or the subject of existing negotiations on the date hereof, and reasonable bonuses;

                     (iii) make any material change in accounting methods, principles or practices used by PHL or APLAR in connection with the Business, including but not limited to any material change with respect to establishment of reserves for losses and loss adjustment expenses, except insofar as may be required by a change in generally accepted accounting principles, tax accounting principles or statutory accounting practices or as may be required by law or any Governmental Entity;

                     (iv) make any material change to the pricing or underwriting methodologies applicable to the Business, except as may be required by generally accepted accounting principles, tax accounting principles or statutory accounting practices or as may be required by law or any Governmental Entity;

                     (v) solicit or negotiate for the sale of any part of the Business with any third party; or

                     (vi) commit or agree to take any of the foregoing actions.

               Section 5.02. Access to Information; Confidentiality. (a) PHL shall afford to Purchaser and to the officers, employees, counsel, financial advisors, accountants, actuaries and other representatives of Purchaser reasonable access during normal business hours during the period prior to the Closing Date to all of the (i) Insurance Contracts, Reinsurance Contracts, Books and Records and Transferred Assets, (ii) contracts, books and records and other assets of the Subsidiaries and (iii) personnel involved in the Business and, during such period, shall furnish as promptly as practicable to Purchaser such information concerning the Business as Purchaser may from time to time reasonably request. Purchaser agrees that it will hold, and will cause its Affiliates and each of their respective directors, officers, employees, partners, counsel, financial advisors, accountants, actuaries and other representatives and affiliates to hold, any information so obtained in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement, dated March 3, 1999 (the "Confidentiality Agreement"), between PHL and Purchaser.

               (b) Purchaser shall furnish as promptly as practicable to PHL and any Affiliate of PHL such information concerning its business, properties, financial condition, operations and personnel as PHL may from time to time reasonably request in connection with the transactions and services contemplated by this Agreement and the Ancillary Agreements. PHL agrees to hold any information so obtained in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

               Section 5.03. Reasonable Best Efforts. Upon the terms and subject to the conditions and other agreements set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

               Section 5.04. Consents, Approvals and Filings. (a) PHL and Purchaser will make and cause their respective subsidiaries to make all necessary filings, as soon as practicable, including, without limitation, any filing required under state insurance laws, in order to facilitate prompt consummation of the transactions contemplated by this Agreement. In addition, PHL and Purchaser will each use their reasonable best efforts (without the payment of money or the commencement of litigation), and will cooperate fully with each other (i) to comply as promptly as practicable with all governmental requirements applicable to the transactions contemplated by this Agreement and
(ii) to obtain as promptly as practicable all necessary consents, approvals, permits or authorizations of Governmental Entities and consents or waivers of all third parties necessary or advisable for the consummation of the transactions contemplated by this Agreement. Each of PHL and Purchaser shall use its reasonable best efforts to provide such information and communications to Governmental Entities as such Governmental Entities may reasonably request. PHL shall use its reasonable best efforts to provide to Purchaser any unaudited historical financial information relating to the Business prepared in accordance with United States generally accepted accounting principles that is required to be included in filings by Purchaser or its Affiliates with the Securities and Exchange Commission ("SEC") under applicable SEC rules.

               (b) If required, PHL and Purchaser will, as promptly as practicable, file, or cause to be filed, Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") in connection with the transactions contemplated by this Agreement, and will use their respective reasonable best efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date. PHL and Purchaser will each furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of necessary filings or submissions to any governmental or regulatory agency, including, without limitation, any filings necessary under the provisions of the HSR Act.

               (c) Each of the parties shall provide to the other party copies of all applications or other correspondence or materials in advance of filing or submission thereof to Governmental Entities in connection with the transactions contemplated by this Agreement.

               Section 5.05. Notification. PHL and Purchaser shall each notify the other and keep it advised as to (i) any litigation or administrative proceeding pending and known to it or, to its knowledge, threatened which challenges or seeks to restrain or enjoin the consummation of any of the transactions contemplated hereby and (ii) the occurrence of any Seller Material Adverse Change or Purchaser Material Adverse Change.

               Section 5.06. Further Assurances. On and after the Closing Date, PHL and Purchaser shall take all reasonably appropriate action and execute any additional documents, instruments or conveyances of any kind which may be reasonably necessary to carry out any of the provisions of this Agreement or consummate any of the transactions contemplated by this Agreement.

               Section 5.07. Expenses. Except as otherwise specifically provided in this Agreement, the parties to this Agreement shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and consummation of the transactions contemplated hereby, including, without limitation, all fees and expenses of agents, representatives, counsel, financial advisors, actuaries and accountants; provided, however, that Purchaser shall bear the cost of obtaining required insurance regulatory approvals, consents and orders for the implementation of the Assumption and Indemnity Retrocession Agreements which Purchaser is required to obtain and Seller shall bear the costs of such items as the Seller is required to obtain. Purchaser will bear the actual out-of-pocket costs of providing notices to policyholders, ceding insurers and reinsurers and of otherwise implementing the Assumption and Indemnity Retrocession Agreements in accordance with their terms.

               Section 5.08.  Employees and Employee Benefits of PHL.

               (a) SCHEDULE 5.08(a) hereto lists the names of those employees who are assigned to the Business (the "Business Employees"). At the later of the Closing Date or thirty (30) days from the effective date of definitive documentation, Purchaser will select and identify to Seller those Business Employees to whom Purchaser will offer employment at substantially the same salaries and wages as such employees received immediately prior to the Closing, and with substantially similar employee benefits, including medical, disability, life insurance and retirement benefits, as are provided to similarly situated employees of Purchaser who are hired by Purchaser on or after May 1, 1999. Those Business Employees who accept such offers of employment shall be referred to herein as "Transferred Employees." PHL shall terminate the employment of all Transferred Employees effective as of the Closing Date or thirty (30) days from the effective date of the definitive documentation if later. Notwithstanding anything else in this Agreement, this Section 5.08 shall not create any obligation on the part of Purchaser or any of its Affiliates to continue the employment of, nor create any right in, any Transferred Employee or in his or her beneficiaries following the Closing Date. PHL shall retain any and all obligations resulting from the transaction of the termination of employment of the Transferred Employees pursuant to the Worker Adjustment and Retraining Notification Act ("WARN") or any similar state or local law. PHL makes no representation as to whether or not any Business Employee will accept employment with Purchaser. With respect to the Transferred Employees, PHL shall be responsible for all accrued but not taken vacation and all accrued but unpaid salary, wages and bonuses (including incentive, severance and retention bonuses) as of the Closing Date. Nothing in this Agreement shall be construed as limiting in any way the right of Purchaser after the Closing Date to terminate the employment of any Transferred Employee, to change his or her salary or wages or to modify benefits or other terms of employment of Transferred Employees as long as any changes to salary or wages are done in accordance with Purchaser's normal compensation practices and as long as any modification to benefits or other terms and conditions of employment of any Transferred Employee made within one year following the Closing Date apply generally to employees or former employees of Purchaser's business.

               (b) All Transferred Employees shall be given full credit by Purchaser for their years of service with Seller or any of its Affiliates for purposes of (i) eligibility and vesting (but not benefit accruals) in all employee benefit plans (within the meaning of Section 3(3) of ERISA) of Purchaser which are made available to such employees following the Closing and
(ii) calculating the benefits to which they are entitled under the applicable severance and vacation policies of Purchaser which are made available to such employees following the Closing. In addition, Purchaser shall cause the welfare benefit plans (within the meaning of Section 3(1) of ERISA) which are made available to Transferred Employees following the Closing to waive any pre-existing condition limitations and give credit for any amounts paid under Seller's corresponding welfare benefit plans in calendar year 1999 for purposes of satisfying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms of Purchaser's welfare benefit plans.

               (c) On and after the Closing Date, until at least the first anniversary of the Closing Date, Purchaser shall provide payments upon termination of employment by Purchaser or any of its Affiliates to any Transferred Employee following the Closing Date in an amount not less than such employee would be entitled to under Purchaser's severance policy applicable to such employees, a copy of which is set forth on SCHEDULE 5.08(c).

               (d) Seller shall retain all liabilities, responsibilities and obligations (i) with respect to any Business Employee who does not become a Transferred Employee, (ii) with respect to any Transferred Employee for the period on or prior to Closing, and (iii) with respect to any employee benefit plan (as defined in Section 3(3) of ERISA), any compensation policy or arrangement, including Section 4980B of the Code ("COBRA") and severance, of Seller or any of its Affiliates, including any covering Business Employees and the Transferred Employees, and Purchaser shall not assume or adopt or become liable with respect to such employee plans, policies or arrangements. Purchaser shall be responsible for all claims with respect to the Transferred Employees arising after the Closing, including compensation, employee benefits, COBRA and severance as provided herein.

               (e) PHL shall be responsible for all deferred compensation due to Transferred Employees under PHL's deferred compensation plans with respect to services rendered prior to the Closing Date by any Transferred Employee.

               (f) PHL and Purchaser agree that to the extent applicable as determined by Purchaser that the responsibilities for payroll taxes with respect to Transferred Employees may be allocated under the Alternate Procedure described in Section 5 of Rev. Proc. 83-66 as modified and superseded by Rev. Proc. 84-77, such Revenue Procedures shall be followed.

               (g) Purchaser represents that it does not currently contemplate a plant closing involving, or mass lay-off of, Transferred Employees, or any terminations that in the aggregate would constitute a mass lay-off of Transferred Employees, within one year following the Closing Date. Purchaser shall indemnify and defend PHL and hold PHL harmless from and against any loss, liability, claim or damage, including attorneys' fees, which may be incurred or suffered by PHL under the Worker Adjustment and Retraining Notification Act or any similar state law arising out of, or relating to, any actions taken by Purchaser with respect to the Transferred Employees on or after the Closing Date.

               Section 5.09. Updating Schedules. In connection with the Closing, Seller and Purchaser will promptly supplement or amend the various Schedules to this Agreement to reflect any matter which, if existing, occurring or known on the date hereof should have been so disclosed, or which is necessary to correct any information in such Schedules which was or has been rendered inaccurate thereby. Unless Purchaser or the Seller has the right to terminate this Agreement pursuant to Section 11.01 below by reason of the additional information provided and exercises that right after receipt of the additional information provided, the written information provided pursuant to this Section
5.09 will be deemed to have amended the Schedules hereto, to have qualified the representations and warranties contained in Articles III and IV above, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the delivery of such information.

               Section 5.10. Resources. Purchaser will have and maintain, subsequent to the Service Transition Date and thereafter during the terms of the Assumption and Indemnity Retrocession Agreements, the Indemnity Reinsurance Agreements and the Reinsurance Administration Agreements sufficient expertise, trained personnel, resources, systems, controls and procedures (financial, legal, accounting, administrative or otherwise) as may be necessary or appropriate to discharge its obligations after Closing under the terms of this Agreement, the Assumption and Indemnity Retrocession Agreements, the Administrative Services Agreements or any other Ancillary Agreement. Notwithstanding anything to the contrary contained in this Agreement, the covenants contained in this Section 5.10 shall not terminate or expire until all Insurance Liabilities and Reinsurance Liabilities have been discharged or terminated in full.

               Section 5.11. Exclusivity. Upon the execution of this Agreement, PHL and its Affiliates will immediately cease and, unless and until this Agreement is terminated in accordance with its terms, will terminate and not resume any discussions or negotiations with third parties concerning proposals for the acquisition or disposition of all or any portion of the Business (collectively, "Acquisition Proposals"). From and after the date hereof, unless and until this Agreement is terminated in accordance with its terms, PHL will not, and will cause its Affiliates not to, seek, solicit, encourage, respond to or initiate any Acquisition Proposal.

                                   ARTICLE VI

                     CONDITIONS PRECEDENT TO THE OBLIGATIONS
                                  OF PURCHASER

               The obligations of Purchaser under this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Purchaser to the extent permitted by law:

               Section 6.01. Representations and Covenants. (a) The representations and warranties of PHL contained in this Agreement (or in any exhibit, schedule, certificate or document delivered pursuant to this Agreement) that are qualified as to materiality shall be true and correct and all representations and warranties of PHL made in this Agreement (or in any exhibit, schedule, certificate or document delivered pursuant to this Agreement) that are not so qualified shall be true and complete in all material respects, in each case on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except to the extent that any such representation and warranty is made as of a particular date, in which case such representation and warranty shall have been true and correct as of such date.

               (b) PHL shall have performed or complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by PHL on or prior to the Closing Date.

               (c) On the Closing Date, PHL shall have delivered to Purchaser a certificate of PHL, dated as of the Closing Date and signed by an executive officer of PHL, as to the matters set forth in this Section 6.01.

               Section 6.02. Other Agreements. The Ancillary Agreements and each of the other agreements and instruments contemplated hereby and thereby to which PHL or APLAR is a party shall have been duly executed and delivered by PHL or APLAR on the Closing Date.

               Section 6.03. Governmental and Regulatory Consents and Approvals.
(a) All filings required to be made prior to the Closing Date with, and all consents, approvals, permits and authorizations required to be obtained prior to the Closing Date from, Governmental Entities, including, without limitation, those set forth in SCHEDULES 3.03(a) AND 4.03, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained (as the case may be).

               (b) Any waiting period prescribed by the HSR Act and applicable to the transactions contemplated by this Agreement shall have expired or been terminated.

               Section 6.04. Third Party Consents. All consents or waivers of third parties listed in SCHEDULES 3.03(a) AND 4.03 shall have been obtained, other than those that, if not obtained, would not have a Seller Material Adverse Effect or a Purchaser Material Adverse Effect.

               Section 6.05. No Litigation, Injunctions or Restraints. There shall not be instituted, pending, or (to Purchaser's knowledge) threatened, any action, suit, investigation, or other proceeding in, before, or by any court, Governmental Entity, or other Person seeking to restrain, enjoin, or otherwise prevent consummation of any of the transactions contemplated by this Agreement or the Ancillary Agreements, and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated hereby shall be in effect.

               Section 6.06. Opinion of Counsel to PHL. Purchaser shall have received the opinions of PHL inside counsel and of LeBoeuf, Lamb, Greene & MacRae, L.L.P., special outside counsel to PHL, dated as of the Closing Date, addressed to Purchaser and substantially in the form of EXHIBITS D-1 AND D-2 hereto.

                                   ARTICLE VII

                     CONDITIONS PRECEDENT TO THE OBLIGATIONS
                                    OF SELLER

               The obligations of PHL under this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions, any one or more of which may be waived by PHL to the extent permitted by law:

               Section 7.01. Representations and Covenants. (a) The representations and warranties of Purchaser contained in this Agreement (or in any exhibit, schedule, certificate or document delivered pursuant to this Agreement) that are qualified as to materiality shall be true and correct and all representations and warranties of Purchaser made in this Agreement (or in any exhibit, schedule, certificate or document delivered pursuant to this Agreement) that are not so qualified shall be true and complete in all material respects, in each case on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except to the extent that any such representation and warranty is made as of a particular date, in which case such representation and warranty shall have been true and correct as of such date.

               (b) Purchaser shall have performed or complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date.

               (c) On the Closing Date, Purchaser shall have delivered to PHL a certificate of Purchaser, dated as of the Closing Date and signed by an executive officer of Purchaser, as to the matters set forth in this Section 7.01.

               Section 7.02. Other Agreements. The Ancillary Agreements and each of the other agreements and instruments contemplated hereby and thereby to which Purchaser or ERAC is a party shall have been duly executed and delivered by Purchaser or ERAC on the Closing Date.

               Section 7.03. Governmental and Regulatory Consents and Approvals.
(a) All filings required to be made prior to the Closing Date with, and all consents, approvals, permits and authorizations required to be obtained prior to the Closing Date from, Governmental Entities, including, without limitation, those set forth in SCHEDULES 3.03(a) AND 4.03, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained (as the case may be).

               (b) Any waiting period prescribed by the HSR Act and applicable to the transactions contemplated by this Agreement shall have expired or been terminated.

               Section 7.04. Third Party Consents. All consents or waivers of third parties listed in SCHEDULES 3.03(a) AND 4.03 shall have been obtained, other than those that, if not obtained, would not have a material adverse effect on the business, financial condition or results of operations of PHL or any Affiliate, a material adverse effect on the ability of PHL or any Affiliate to perform its respective obligations under this Agreement or any Ancillary Agreement or a Purchaser Material Adverse Effect.

               Section 7.05. No Litigation, Injunctions or Restraints. There shall not be instituted, pending, or (to Seller's knowledge) threatened, any action, suit, investigation, or other proceeding in, before, or by any court, Governmental Entity, or other Person seeking to restrain, enjoin, or otherwise prevent consummation of any of the transactions contemplated by this Agreement or the Ancillary Agreements, and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated hereby shall be in effect.

               Section 7.06. Opinion of Counsel to Purchaser. PHL shall have received the opinion of inside counsel to Purchaser and Weil, Gotshal & Manges LLP, special outside counsel for Purchaser, dated as of the Closing Date, addressed to PHL and substantially in the form of EXHIBITS E-1 AND E-2 hereto.

                                  ARTICLE VIII

                               FURTHER AGREEMENTS

               Section 8.01. Access to Books and Records. Following the Closing Date, Purchaser shall afford, and will cause its

Affiliates to afford, to PHL and any Affiliates of PHL, its counsel and its accountants, during normal business hours, reasonable access to the Books and Records with respect to the period prior to the Closing Date to the extent that such access may be reasonably required by PHL or any Affiliate of PHL for any lawful business purpose, including (i) the preparation of tax returns or in connection with any audit, amended return, claim for refund or any proceeding with respect thereto and (ii) the investigation, litigation and final disposition of any claims which may have been or may be made against PHL or such Affiliate in connection with the Business. Before the end of the statutory document retention period, Purchaser will not, and will cause its Affiliates to not, dispose of, alter or destroy any such Books and Records and other materials without giving 30 days' prior notice to PHL to permit it, at its expense, to examine, duplicate or repossess such records, files, documents and correspondence.

               Section 8.02. Cooperation. Following the Closing Date, Purchaser shall cause employees of Purchaser who prior to employment therewith were employed by PHL or any Affiliate of PHL in connection with the Business, to cooperate, to the fullest extent practicable, with PHL and any Affiliate of PHL in (i) the defense of any litigation or arbitration arising out of any event that occurred on or prior to the Closing Date involving the Business, (ii) connection with any tax matter relating to the Business, (iii) the servicing, administration, arbitration, settlement or compromise of any Personal Accident Business entered into prior to the Closing Date, (iv) the defense or prosecution, as the case may be, of any Third Party Claim in accordance with
Section 10.02(b) hereof, and (v) such other reasonable requests as shall be made by PHL in connection with the Business. Any time expended by any of the employees of Purchaser pursuant to this Section 8.02 shall be at no cost to PHL until the Service Transition Date and thereafter shall be charged to PHL at Purchaser's cost; provided, however, that PHL shall also pay to Purchaser all reasonable out-of-pocket expenses of Purchaser as a result of its obligations hereunder. These items shall be paid by PHL to Purchaser within 45 days after PHL receives Purchaser's invoice for the services provided.

               Section 8.03. Memorandum; Disclaimer of Projections. Purchaser acknowledges that neither PHL nor any Affiliate or representative or advisor of any of them makes or has made any representation or warranty to Purchaser except as specifically made in this Agreement. In particular, no such person makes or has made any representation or warranty to Purchaser with respect to (a) any information set forth in the Confidential Offering Memorandum, dated March 1999, distributed by Bear, Stearns & Co., Inc. in connection with the proposed sale of the Business or (b) any financial projection or forecast relating to the Business. With respect to any such projection or forecast delivered by or on behalf of PHL to Purchaser, Purchaser acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts,
(ii) it is familiar with such uncertainties, (iii) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts so furnished to it and (iv) it shall have no claim against any person with respect thereto.

               Section 8.04. Use of Names. (a) PHL hereby grants to Purchaser at no charge hereunder a non-exclusive, non-transferable, non-assignable license, without the right to sublicense, to use, subject to the approval described in paragraph (c) of this Section 8.04, the term "Phoenix Reinsurance" and PHL's logo (the "PHL Trademark") to the extent, and only to the extent, that such use is for the purpose of effecting the transition of the Business to Purchaser, which shall include notifying ceding insurers, retrocessionaires, and other parties having a contractual or other relationship with the Business, making public announcements of the consummation of the transactions contemplated hereby, including press releases and notices to customers, potential customers, employees, brokers and other intermediaries, and regulatory authorities, and as necessary to provide services pursuant to the Reinsurance Administration Agreements.

               (b) Each of ERC Life and ERAC recognizes the substantial goodwill associated with the PHL Trademark and acknowledges that such goodwill belongs exclusively to PHL, that its use of the PHL Trademark inures to the benefit of PHL, and that such trademark is valid. ERC Life and ERAC shall not, directly or indirectly, do any act or thing to in any way injure or discredit any of the rights of PHL in and to its mark. In addition, ERC Life and ERAC shall not, during the term hereof or thereafter, attempt to obtain rights to the PHL Trademark through use, registration or otherwise in any state or country.

               (c) Each of ERC Life and ERAC agrees to submit to PHL for approval samples indicating the manner and context in which ERC Life and ERAC intend to use the PHL Trademark. Each of ERC Life and ERAC agrees that it will not use the PHL Trademark without the prior written approval of PHL. PHL shall review and approve or disapprove such requests promptly. After such samples have been approved, each of ERC Life and ERAC agrees not to depart therefrom in any material respect without PHL's prior written consent.

               (d) The license granted hereunder shall terminate upon the first anniversary of the Closing Date or termination of this Agreement, whichever is earlier. After expiration or termination of the license granted hereunder, ERC Life and ERAC will refrain from further use of the PHL Trademark or any further direct or indirect reference to it, or any substantially similar mark or symbol.

               (e) Except as provided in this Section 8.04, notwithstanding any inference or prior course of conduct to the contrary, in no event shall Purchaser or any Affiliate of Purchaser have any right to use any corporate name or acronym of PHL or any of its Affiliates in any jurisdiction, including without limitation the names and acronyms set forth in SCHEDULE 8.04, or any registered or unregistered trademark, trade name, or any registered or unregistered service mark or any application or registration therefor, owned by, licensed to or used by PHL or any of its Affiliates or any other name, term or identification that suggests, simulates or is confusing due to its similarity to any of the foregoing.

               Section 8.05. Tax Treatment. PHL and Purchaser agree that for all Tax purposes (i) the transfer of the Transferred Assets and the Business effected pursuant to this Agreement are a sale by PHL of all of its interest in such assets and business, and (ii) the transactions effected by the Assumption and Indemnity Retrocession Agreements and the Indemnity Reinsurance Agreements are reinsurance. PHL and Purchaser agree not to take any position inconsistent with these positions for Tax purposes.

               Section 8.06. Allocation of Consideration. The parties agree that the consideration payable by Purchaser to PHL or APLAR at the Closing pursuant to this Agreement (after taking into account the reinsurance premiums, ceded liabilities, ceding commissions and other related items under the Assumption and Indemnity Retrocession Agreements and the Indemnity Reinsurance Agreements) shall be allocated in accordance with Section 1060 of the Code and Temporary Treasury Regulation Section 1.1060-1T. Within 120 days after the Closing Date, but at least 60 days before the due date (including extensions) of the Federal Income Tax Return on which PHL or APLAR report the transaction contemplated by this Agreement, PHL and Purchaser shall mutually agree (such agreement not to be unreasonably withheld) as to the allocation of such consideration among the Transferred Assets and the Business in accordance with Section 1060 of the Code and Temporary Treasury Regulation Section 1.1060-1T. Purchaser and PHL shall cooperate in the timely preparation of all PHL's, APLAR's, Purchaser's and ERAC's Forms 8594, Asset Acquisition Statement, under Section 1060 of the Code, reflecting Purchaser's acquisition of the Transferred Assets and the Business.

               Section 8.07. Seller's Non-Compete. (a) Seller agrees that, except as set forth in Section 8.07(c) hereof, following the Closing Date until the third anniversary of the Closing Date (the "Non-Compete Period") Seller shall not, and Seller shall cause its Affiliates not to in the United States and Canada (or, with respect to clause (ii) below, in all jurisdictions) (in each case based on the location of the risk), without the prior written consent of
Purchaser:

                     (i) engage in a reinsurance business similar to the Business;

                     (ii) solicit any holder of an Insurance Contract or Reinsurance Contract for the purpose of (A) obtaining new individual life or group life and health reinsurance contracts similar to those that constitute the Business or (B) inducing or attempting to induce any such person to cancel, replace, or not renew an Insurance Contract or Reinsurance Contract; or

                   (iii) establish a sales force for the purpose of soliciting new reinsurance contracts to be issued by Seller or by any such Affiliate of the type included in the Business as of the Closing Date.

               (b) It is the intent and desire of the parties to this Agreement that the provisions of this Section 8.07 shall be enforced to the fullest extent permissible under applicable law. Accordingly, if any particular portion of this
Section 8.07 shall be adjudicated to be invalid or unenforceable, this Section
8.07 shall be amended to delete therefrom the portion thus adjudicated to be invalid and unenforceable under such law.

               (c) Purchaser agrees that notwithstanding any provision of this
Section 8.07 to the contrary, this Section 8.07 shall not prevent or restrict PHL or its Affiliates from (i) acquiring any block of insurance business through a reinsurance or retrocession transaction; (ii) entering into reinsurance or retrocession agreements in connection with risk management of its own business;
(iii) participating indirectly in a reinsurance business through an ownership interest in a joint venture, strategic alliance or similar partnering arrangement; provided that such interest represents no more than 20% of the equity or value of such joint venture, strategic alliance or partnering arrangement; (iv) participate in a joint venture, strategic alliance or similar partnering arrangement which utilizes reinsurance in an incidental manner; (v) acquiring, owning or operating an insurance business through a merger, acquisition of assets, stock purchase or other acquisition transaction; or (vi) engaging in a reinsurance business outside of the United States and Canada.

               Section 8.08. Non-Solicitation Covenant. PHL covenants that, for a period of three years after the Closing, it shall not solicit for employment or hire any of the Transferred Employees; provided, however, that PHL shall not be restricted from hiring any Transferred Employees as a result of a contact initiated by the Transferred Employee, general solicitation through advertising or other means or indirect solicitation through personnel recruiting firms pursuant to a search not specifically directed to any Transferred Employees.

               Section 8.09. Verification of Cash Equivalents. If either party determines that the market value of Cash Equivalents received under this agreement from the other party is less than the amount of the cash obligation to which related, within 30 days after receipt of the Cash Equivalent the receiving party shall so notify the furnishing party in writing, and the furnishing party will substitute a Cash Equivalent which is reasonably acceptable to the receiving party.

               Section 8.10. Portfolio Transfer. Commencing on the first anniversary of the Closing Date, PHL and Purchaser shall use their respective reasonable best efforts to negotiate the transfer on a contract by contract basis of the Insurance Liabilities and Reinsurance Liabilities for risks attaching on or prior to December 31, 1998 related to the long-term disability ("LTD") pools identified under the caption "LTD Pools" on SCHEDULE 8.10. The terms for the transfer of the three LTD Pools identified on SCHEDULE 8.10 shall be for consideration equal to the reserves for such contracts determined using the reserving methodology set forth on SCHEDULE 8.10. The terms for the transfer of group pools other than the LTD Pools shall be determined by negotiation between the parties.

                                   ARTICLE IX

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

               Section 9.01. Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall survive the Closing solely for purposes of Sections 10.01(a) and 10.01(b) hereof and shall terminate and expire at the close of business on the first anniversary of the Closing Date.


                                    ARTICLE X

                                 INDEMNIFICATION

               Section 10.01. Obligation to Indemnify. (a) Subject to the limitations set forth in this Article X, PHL agrees to indemnify and hold harmless Purchaser and its Affiliates from and against all losses, liabilities, claims, expenses (including reasonable attorneys' fees and expenses) and damages ("Losses") to the extent arising from (i) any breach of the representations and warranties of PHL contained in this Agreement, (ii) any breach of any of the covenants and agreements of PHL contained in this Agreement or (iii) any Excluded Liability; provided, however, that PHL shall not have any liability under clause (i) above unless the aggregate of all Losses relating thereto for which PHL would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to $1,000,000, and then only to the extent of any such excess; provided, further, however, that PHL shall not have any liability under clause
(i) above for any individual items where the Loss relating thereto is less than $25,000 and such items shall not be aggregated for purposes of the first proviso to this Section 10.01(a); and provided, further, however, that PHL shall not have any liability under clause (i) above for any breach of a representation or warranty if Purchaser had actual knowledge of such breach at the time of the Closing. In any event, the maximum amount for which PHL shall be liable under
Section 10.01(a)(i) shall not exceed $15,000,000.

               (b) Subject to the limitations set forth in this Article X, Purchaser agrees to indemnify and hold harmless PHL and its Affiliates from and against all Losses to the extent arising from (i) any breach of the representations and warranties of Purchaser contained in this Agreement, (ii) any breach of any of the covenants and agreements of Purchaser contained in this Agreement (iii) any Transferred Liability; provided, however, that Purchaser shall not have any liability under clause (i) above unless the aggregate of all losses relating thereto for which Purchaser would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to $1,000,000, and then only to the extent of such excess; provided, further, however, that Purchaser shall not have any liability under clause (i) above for any individual items where the loss relating thereto is less than $25,000 and such items shall not be aggregated for purposes of the first proviso to this Section 10.01(b); and provided, further, however, that Purchaser shall not have any liability under clause (i) above for any breach of representation or warranty if Seller had actual knowledge of such breach at the time of the Closing. In any event, the maximum amount for which Purchaser shall be liable under Section 10.01(b)(i) shall not exceed $15,000,000. Purchaser's obligations under this Section 10.01 are in addition to its obligations under the Assumption and Indemnity Retrocession Agreements and the Indemnity Reinsurance Agreements.

               Section 10.02. Indemnification Procedures. (a) In order for a party (the "Indemnified Party") to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by, or an action, proceeding or investigation instituted by, any person not a party to this Agreement (a "Third Party Claim"), such Indemnified Party must notify the other party (the "Indemnifying Party") in writing, and in reasonable detail, of the Third Party Claim within ten Business Days after such Indemnified Party learns of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five Business Days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

               (b) If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, all of the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party's request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent (which consent shall not be unreasonably withheld).

               (c) The indemnities provided in this Agreement shall survive the Closing; provided, however, that the indemnities provided under Sections 10.01(a)(i) and 10.01(b)(i) shall terminate when the applicable representation or warranty terminates pursuant to Article IX, except as to any item as to which the person to be indemnified or the related party to this Agreement shall have, before the expiration of the applicable period, previously made a claim by delivering a notice (stating in reasonable detail the basis of such claim) to the Indemnifying Party. The indemnity provided in Sections 10.01(a) and 10.01(b) shall be the sole and exclusive remedy of the Indemnified Party against the Indemnifying Party at law or equity for any matter covered by such Sections but shall not preclude any assertion by Purchaser or PHL, as the case may be, of any cause of action for fraud.

               (d) Insurance Proceeds and Tax Limitations. The amount of any Losses or other liability for which indemnification is provided under this Agreement shall be net of any amounts recovered or recoverable by the Indemnified Party under insurance policies with respect to such Losses or other liability and shall be (i) increased to take account of any Tax cost incurred (grossed up for such increase) by the Indemnified Party arising from the receipt of indemnity payments hereunder and (ii) reduced to take account of any Tax benefit realized by the Indemnified Party arising from the incurrence or payment of any such damages or other liability. Such Tax cost or Tax benefit, as the case may be, shall be computed for any year using the Indemnified Party's actual tax liability with and without (i) the receipt of any indemnification payments made pursuant to this Agreement and (ii) the incurrence or payment of any Losses or other liability for which indemnification is provided under this Agreement in such year. In the event that the Indemnified Party actually realizes a Tax cost or Tax benefit for a year(s) subsequent to the year in which the indemnity payment is made, the Indemnifying Party shall pay the amount of such Tax cost or the Indemnified Party shall pay the amount of such Tax benefit, as the case may be, in such subsequent year(s).

               (e) The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for tax purposes as an adjustment to the consideration under Section 2.02 hereof.

                                   ARTICLE XI

                          TERMINATION PRIOR TO CLOSING

               Section 11.01. Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

               (a) by PHL or Purchaser in writing, if there shall be any order, injunction or decree of any Governmental Entity which prohibits or restrains Purchaser or Seller from consummating the transactions contemplated hereby, and such order, injunction or decree shall have become final and nonappealable;

               (b) Purchaser may terminate this Agreement by giving written notice to PHL at any time prior to the Closing in the event that (A) PHL has given Purchaser any notice pursuant to Section 5.09 above and (B) the development that is the subject of the notice, individually or in the aggregate with all matters disclosed pursuant to Section 5.09, has, or could reasonably be expected to have, a Seller Material Adverse Effect.

               (c) PHL may terminate this Agreement by giving written notice to Purchaser at any time prior to the Closing in the event that (A) Purchaser has given PHL any notice pursuant to Section 5.09 above and (B) the development that is the subject of the notice, individually or in the aggregate with all matters disclosed pursuant to Section 5.09, has, or could reasonably be expected to have, a Purchaser Material Adverse Effect.

               (d) by PHL or Purchaser in writing, if the Closing has not occurred on or prior to October 1, 1999, unless due to the failure of the party seeking to terminate this Agreement to materially perform each of its obligations under this Agreement required to be performed by it on or prior to the Closing Date; and

               (e) at any time on or prior to the Closing Date, by mutual written consent of Seller and Purchaser.

               Section 11.02. Survival. If this Agreement is terminated and the transactions contemplated hereby are not consummated as described above, this Agreement shall become null and void and of no further force and effect, except for (a) the provisions of this Agreement relating to the obligations of the parties hereto to keep confidential and not to use certain information and data obtained



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

from the other parties hereto and (b) the provisions of Sections 5.07, this
Section 11.02 and Article XIII.

                                   ARTICLE XII

                         CERTAIN CONTRACTUAL LIMITATIONS

               Section 12.01. Reinsurance and Retrocessions. Notwithstanding anything in this Agreement to the contrary, Purchaser acknowledges and agrees that (i) the assignment of the Retrocession Agreements requires the consent of the retrocessionaires party thereto and that Seller makes no representation or warranty otherwise, (ii) Purchaser's obligation to consummate the transactions contemplated by this Agreement shall not be conditioned in any manner whatsoever upon obtaining such consents and (iii) Seller shall not be liable in any manner whatsoever for the loss of any benefit under any Retrocession Agreements due to the inability of Purchaser to obtain any such consent.

                                  ARTICLE XIII

                               GENERAL PROVISIONS

               Section 13.01. Publicity. Except as may otherwise be required by law or as may be disclosed in any filing with the Securities and Exchange Commission, no press release or public announcement concerning this Agreement or the transactions contemplated hereby shall be made by either Purchaser or PHL without advance approval thereof by the other party. The parties hereto shall cooperate with each other in making any press release or public announcement.

               Section 13.02. Dollar References. All dollar references in this Agreement are to the currency of the United States.

               Section 13.03. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery), to the parties at the following address:

               (i)    If to Purchaser:

                      ERC Life Reinsurance Corp.
                      5200 Metcalf
                      Overland Park, KS  66202
                      Attn:  General Counsel

                      With a concurrent copy to:

                      Weil, Gotshal & Manges, LLP
                      767 Fifth Avenue
                      New York, NY  10153-0119
                      Attn:  Carl D. Lobell

               (ii)   If to PHL:

                             Phoenix Home Life Mutual Insurance Company
                             One American Row
                             Hartford, CT 06102
                             Attention:  General Counsel

                      With a concurrent copy to:

                             LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                             1875 Connecticut Avenue, N.W.
                             Washington, DC  20009-5728
                             Attention:  Cecelia Kempler

               Any party may, by notice given in accordance with this Section
13.03 to the other parties, designate another address or person for receipt of notices hereunder provided that notice of such a change shall be effective upon receipt.

               Section 13.04. Entire Agreement. This Agreement (including the Ancillary Agreements, the Exhibits and the Schedules hereto) contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, with respect thereto; provided, however, that the Confidentiality Agreement shall remain in full force and effect in accordance with its terms both prior to and subsequent to the Closing (except, following Closing, as to the utilization of Books and Records as provided for in this Agreement). Without limiting the foregoing, the parties agree that this Agreement and the Ancillary Agreements and the Schedules and Exhibits hereto and thereto shall be kept confidential to the extent required by and in accordance with the Confidentiality Agreement.

               Section 13.05. Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

               Section 13.06. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

               Section 13.07. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns and legal representatives. Neither this Agreement, nor any of the rights, interests or obligations hereunder, may be assigned, in whole or in part, by operation of law or otherwise by any party without the prior written consent of the other parties hereto and any such assignment that is not consented to shall be null and void.

               Section 13.08. Interpretation. (a) Notwithstanding anything in this Agreement to the contrary, no term or condition of this Agreement shall be construed to supersede, restrict or otherwise limit any term or condition set forth in the Assumption and Indemnity Retrocession Agreements, the Indemnity Reinsurance Agreements or any other Ancillary Agreement.

               (b) The parties acknowledge and agree that they may pursue judicial remedies at law or equity in the event of a dispute with respect to the interpretation or construction of this Agreement. In the event that an alternative dispute resolution procedure is provided for in any of the Ancillary Agreements or any other agreement contemplated hereby or thereby, and there is a dispute with respect to the construction or interpretation of such Ancillary Agreement, the dispute resolution procedure provided for in such Ancillary Agreement shall be the procedure that shall apply with respect to the resolution of such dispute.

               (c) For purposes of this Agreement, the words "hereof", "herein", "hereby" and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the words "include", "includes", or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The terms "transactions contemplated by this Agreement" and "transactions contemplated hereby" shall include, without limitation, the sale and purchase of the Transferred Assets, the reinsurance by Purchaser of the Insurance Liabilities and Reinsurance Liabilities, the assumption of the Transferred Liabilities and the execution, delivery and performance by the parties thereto of the Ancillary Agreements and any other agreements contemplated hereby or thereby. Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.



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

               Section 13.09. No Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any person (including, but not limited to, the employees of PHL or APLAR), other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

               Section 13.10.Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

               Section 13.11.Exhibits and Schedules. The Exhibits and the Schedules to this Agreement that are specifically referred to herein are a part of this Agreement as if fully set forth herein. All references herein to Articles, Sections, subsections, paragraphs, subparagraphs, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any fact or item disclosed on any Schedule to this Agreement shall be deemed disclosed on all other Schedules to this Agreement to which such fact or item may apply.

               Section 13.12.Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]




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

               IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                  PHOENIX HOME LIFE MUTUAL
                                    INSURANCE COMPANY



                                  By:  /s/  Robert W. Fiondella
                                     ------------------------------------
                                     Name:  Robert W. Fiondella
                                     Title: Chairman, President & CEO


                                  ERC LIFE REINSURANCE CORPORATION



                                  By:  /s/  John E. Tiller
                                     -------------------------------------
                                     Name:  John E. Tiller
                                     Title: Executive Vice President



                                       48